UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AptarGroup, Inc.
(Name of Registrant as Specified In Its Charter)

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475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424
March 22, 2016

Dear Stockholder,

        It is my pleasure to invite you to attend our annual meeting of stockholders on May 4, 2016. At the meeting, we will review AptarGroup's performance for fiscal year 2015 and our outlook for the future.

        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. Today, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access our 2016 proxy statement and annual report and vote online. All other stockholders will continue to receive a copy of the proxy statement and annual report by mail unless they elect to receive the annual meeting materials over the Internet.

        The Notice and proxy statement contain instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) receive your proxy statement and annual report for future annual meetings over the Internet, if you received them by mail this year.

        The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to vote by the Internet or by telephone as soon as possible. If you requested a printed copy of the proxy materials, you may also complete, sign and date your proxy card and return it in the envelope that was included with the printed materials.

        Help us "go green" and reduce costs. For those stockholders who are still receiving paper copies of our proxy statement and annual report, please consider requesting electronic delivery or a Notice which will reduce the amount of paper materials needed to conduct our annual meeting. You may do so by contacting your broker, visiting www.proxyvote.com or emailing us at investorrelations@aptar.com.

        I look forward to seeing you on May 4 and addressing your questions and comments.

Sincerely,

Stephen J. Hagge President and Chief Executive Officer

475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424
March 22, 2016

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 4, 2016: The Proxy Statement and the 2015 Annual Report/Form 10-K are available at www.proxyvote.com.

        The annual meeting of stockholders of AptarGroup, Inc. will be held on May 4, 2016, at 9:00 a.m. (local time), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 to consider and take action on the following:

1.
To elect the three director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2019;

2.
To approve, on an advisory basis, AptarGroup's executive compensation;

3.
To approve the 2016 Equity Incentive Plan;

4.
To ratify the appointment of the independent registered public accounting firm for 2016; and

5.
To transact any other business that is properly raised at the meeting or any postponements or adjournments of the meeting.

        Your Board of Directors recommends a vote FOR all of the director nominees, FOR the resolution on executive compensation, FOR approval of the 2016 Equity Incentive Plan, and FOR the ratification of the appointment of the independent registered public accounting firm for 2016.

        Stockholders owning our common stock as of the close of business on March 10, 2016, are entitled to vote at the annual meeting. Each stockholder has one vote per share. If you would like to attend the annual meeting, you will be asked to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the meeting room for the annual meeting. We will not permit cameras or other recording devices in the meeting room.

        Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the Internet (which is the most cost effective means for AptarGroup), by calling the toll free telephone number or by completing and mailing a paper proxy card.

By Order of the Board of Directors,

Robert W. Kuhn Secretary

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ii

PROXY SUMMARY

          This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2016 Annual Meeting of Stockholders Information

Date and Time:	Wednesday, May 4, 2016 at 9:00 a.m. (local time)
Place:	Offices of Sidley Austin LLP, located at One South Dearborn Street, Chicago, IL 60603
Record Date:	March 10, 2016

Voting Matters

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	6
2. Advisory vote on executive compensation	FOR	23
3. Approval of 2016 Equity Incentive Plan	FOR	24
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2016	FOR	32

Our Director Nominees

					Current Committee Memberships
									Other Current Public Boards
		Director Since	Principal Occupation
Name	Age			Independent	AC	CC	CGC	EC
Alain Chevassus	71	2001	President of COSFIBEL Group	YES			X		0
Stephen J. Hagge	64	2001	President and Chief Executive Officer of AptarGroup	NO				X	1
Giovanna Kampouri Monnas	60	2010	Independent Consultant	YES		X			2

AC = Audit Committee	CC = Compensation Committee	CGC = Corporate Governance Committee	EC = Executive Committee

Our Corporate Governance Facts

Size of Board	10
Number of Independent Directors	8
Separate Chairman & CEO	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Advisory Approval of Executive Compensation	Yes
Stock Ownership Requirements for Directors and Executive Officers	Yes

Our Executive Compensation Philosophy and Objectives

          Our compensation philosophy and objectives are, first and foremost, to fairly reward our executives for growing our business and increasing value for stockholders, and secondly, to retain our experienced management team. The following factors demonstrate our performance objectives:

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  Pay that is reasonable and performance-based;

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  Significant amount of pay that is at risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders);

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  Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging AptarGroup equity securities;

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  Reasonable employment and change-in-control agreements that are competitive in markets in which we compete for executive talent;

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  Absence of tax gross-up agreements with named executive officers;

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  Reasonable retirement plans; and

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  Limited perquisites.

475 West Terra Cotta Ave, Suite E
Crystal Lake, Illinois 60014

PROXY STATEMENT

ANNUAL MEETING INFORMATION

        This proxy statement contains information related to the annual meeting of stockholders of AptarGroup, Inc. ("AptarGroup" or "Company") to be held on May 4, 2016, beginning at 9:00 a.m. (local time), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 and at any postponements or adjournments of the meeting. This proxy statement was prepared under the direction of AptarGroup's Board of Directors ("Board of Directors" or "Board") to solicit your proxy for use at the annual meeting. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, notice of meeting, and Annual Report/Form 10-K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials ("Notice") by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice was mailed to stockholders on or about March 22, 2016.

Who is entitled to vote?

        Stockholders owning our common stock at the close of business on March 10, 2016, are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. At the close of business on March 10, 2016, there were 62,919,322 shares of common stock outstanding.

What am I voting on?

        You are asked to vote on the following proposals:

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  To elect the three director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2019

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  To approve, on an advisory basis, our executive compensation

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  To approve the 2016 Equity Incentive Plan

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  To ratify the appointment of the independent registered public accounting firm for 2016

        The Board of Directors knows of no other business that will be presented at the annual meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposals?

        The Board has unanimously approved and recommends that you vote your shares:

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  FOR all of the director nominees

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  FOR the resolution on executive compensation

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  FOR the 2016 Equity Incentive Plan

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  FOR the ratification of the appointment of the independent registered public accounting firm for 2016

        Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

        If you are a record holder, you can vote your proxy in any of the following ways:

  ♦
  By Internet: AptarGroup encourages stockholders to vote by Internet because it allows the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice.

  ♦
  By Telephone: You can vote by touch-tone telephone by following the instructions on the proxy card.

  ♦
  By Mail: If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the envelope which accompanied that proxy card.

  ♦
  In Person: You may vote in person at the annual meeting. We will give you a ballot when you arrive at the annual meeting.

        When voting to elect directors, you have three options:

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    Vote FOR ALL nominees

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    WITHHOLD authority to vote for all of the nominees

    •
    Vote FOR ALL EXCEPT some of the nominees

        When voting on all other proposals, you again have three options, but they are different from those pertaining to the election of directors:

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    Vote FOR a given proposal

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    Vote AGAINST a given proposal

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    ABSTAIN from voting on a given proposal

        If you return your proxy with no voting instructions marked on a proposal, your shares will be voted in the manner recommended by the Board on such proposals as presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

        You can revoke your proxy at any time before it is exercised by any of the following methods:

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  Entering a new vote by Internet or telephone

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  Writing to AptarGroup's Corporate Secretary

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  Submitting another signed proxy card with a later date

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  Voting in person at the annual meeting

What is a quorum?

        A "quorum" is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of AptarGroup's common stock on March 10, 2016. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

        If you hold shares of AptarGroup through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) account.

How are shares held in a broker account voted?

        If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the ratification of the appointment of the independent registered public accounting firm. Brokers have authority to vote in their discretion on "routine" matters if they do not receive voting instructions from the beneficial owner of the shares. Other than the proposal regarding the ratification of the independent registered public accounting firm, all other proposals are not considered "routine" matters and, as a result, brokers may not vote on behalf of their clients if no voting instructions have been furnished. Broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied but do not affect the outcome of whether a matter is approved.

How many votes are required to approve each proposal?

        The three persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and non-votes with respect to the election of directors will not affect the outcome of the election. The approval of the proposal regarding the advisory vote on executive compensation, the approval of the 2016 Equity Incentive Plan and the ratification of the appointment of the independent registered public accounting firm require the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on these proposals. Abstaining is the legal equivalent of voting against these proposals.

Who will count the votes?

        Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or in person at the annual meeting.

How can I help reduce the environmental impact of our annual meeting?

        We encourage you to choose electronic (e-mail) delivery of future annual meeting materials by contacting your broker or emailing us at investorrelations@aptar.com. You may also visit www.proxyvote.com and follow the Vote By Internet instructions on the proxy card or the Notice to be provided with the opportunity to choose electronic delivery for future meeting materials.

Following are the proposals to be voted on at this year's annual meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors is currently comprised of ten members divided into three classes, with one class of directors elected each year for a three-year term. The Board of Directors proposes the following nominees, all of whom are currently serving as directors, to be elected to a term expiring at the 2019 annual meeting.

        If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors. The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

        We believe all of the members of the Board of Directors are individuals of outstanding character and sound judgment that have the business experience and acumen necessary to work together effectively and to make valuable contributions to the Board of Directors and management. As a U.S.-based company with significant international operations, particularly in Europe, we seek to maintain a balanced Board consisting of directors that are U.S. citizens and directors that are citizens from countries other than the U.S. Additionally, we value the following attributes: operating experience in packaging or packaging-related businesses; skill sets which may include experience in finance, strategic planning, marketing, pharmaceutical products and manufacturing; diversity, including a mix of genders and multi-cultural viewpoints; and previous board of director experience.

        Set forth below is biographical and other background information concerning each director. This information includes each person's principal occupation as well as a discussion of the specific experience, qualifications, attributes, and skills of each person that led to the Board of Directors' conclusion that he or she should continue to serve as a director. In addition, set forth below is the year during which each director began serving on the Board of Directors and their age.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS
EXPIRING IN 2019

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Alain Chevassus	2001	71	Mr. Chevassus has been President of COSFIBEL Group (flexible plastic packaging) since 2000.

			The Board of Directors concluded that Mr. Chevassus should continue to serve as a director of AptarGroup in part due to his executive role as President of COSFIBEL Group, his knowledge of and background in the global packaging, merchandising solutions and cosmetics industries, particularly with respect to product categories that are important to AptarGroup, and his global financial and senior management experience.
Stephen J. Hagge	2001	64
			Mr. Hagge is the President and Chief Executive Officer of AptarGroup. He served as AptarGroup's Chief Operating Officer from 2008 to 2011 and as Executive Vice President and Secretary from 1993 to 2011. Mr. Hagge is a director of CF Industries Holdings, Inc. (nitrogen fertilizer manufacturer).

			The Board of Directors concluded that Mr. Hagge should continue to serve as a director of AptarGroup in part due to his role as President and Chief Executive Officer, his deep understanding of AptarGroup's business, as demonstrated by his more than 30 years as an executive of AptarGroup and its predecessor company, his knowledge of and background in the global dispensing systems and consumer packaging industry and his financial and senior management experience.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Giovanna Kampouri Monnas	2010	60	Ms. Kampouri Monnas is an independent consultant and serves on the boards of several global companies. Since 2006, she is a member of the supervisory board of Randstad Holding NV (provider of human resource services based in Amsterdam and publicly listed on the Euronext Amsterdam Exchange), as well as a director of Puig S.L. (fragrances, beauty and fashion products company based in Spain). In 2015, Ms. Kampouri Monnas was elected as a director of Imerys S.A. (producer of industrial minerals, based in France and listed on Euronext).

			The Board of Directors concluded that Ms. Kampouri Monnas should continue to serve as a director of AptarGroup in part due to her experience from previously holding senior executive positions at leading global consumer marketing companies including Joh. Benckiser GmbH (consumer products company) and The Procter & Gamble Company (consumer products company), her knowledge of and background in the fragrance and cosmetic markets, which are particularly important to AptarGroup, and her global marketing and senior management experience.

The Board of Directors recommends a vote FOR each of the nominees for director.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2017

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
George L. Fotiades	2011	62	Mr. Fotiades has been Chairman and Operating Partner of Healthcare Investments at Diamond Castle Holdings LLC (private equity investing) since 2007. He is a member of the board of directors of the following companies: Prologis, Inc. (integrated distribution facilities and services) and Cantel Medical Corp. (infection prevention and control products). He was a director of Alberto-Culver Co. (personal care and beauty products) from 2006 until the closing of the acquisition of Alberto-Culver by Unilever PLC in 2011. He also represents Diamond Castle on the boards of several privately held companies.

			The Board of Directors concluded that Mr. Fotiades should continue to serve as a director of AptarGroup in part due to his experience from previously held senior executive positions at leading healthcare and consumer product companies including Cardinal Health, Inc., Catalent Pharma Solutions, the former Warner-Lambert's Consumer Health Products Group (now part of Johnson & Johnson) and Bristol-Myers Squibb's Consumer Products, Japan division. The Board also considered his present and past board level experience with global organizations.
King W. Harris	1993	72
			Mr. Harris has been Chairman of the Board since 1996. Since 2000, he has been Chairman of Harris Holdings, Inc. (investments). He was a director and member of the audit committee of Alberto-Culver Co. (personal care and beauty products) from 2006 until the closing of the acquisition of Alberto-Culver by Unilever PLC in 2011.

			The Board of Directors concluded that Mr. Harris should continue to serve as a director of AptarGroup in part due to his role as former President and Chief Executive Officer of AptarGroup's former parent company, Pittway Corporation, and his experience as a member of the audit committee of the former Alberto-Culver. This experience has also led the Board to determine that Mr. Harris is an "audit committee financial expert" as defined by the SEC.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Peter H. Pfeiffer	1993	67	Mr. Pfeiffer served as President and Chief Executive Officer of AptarGroup from 2008 through his retirement at the end of 2011. Prior to this, he was Vice Chairman of the Board since 1993.

			The Board of Directors concluded that Mr. Pfeiffer should continue to serve as a director of AptarGroup in part due to his former role as President and Chief Executive Officer of AptarGroup, his knowledge of and background in the global dispensing systems and consumer packaging industry and his related manufacturing, engineering, marketing and senior management experience.
Dr. Joanne C. Smith	1999	55
			Dr. Smith is a physician at the Rehabilitation Institute of Chicago ("RIC") and became RIC's President and Chief Executive Officer in 2006. Dr. Smith was a director of Hill-Rom, Inc. (healthcare and medical technology, formerly Hillenbrand Industries) from 2003 to 2015.

			The Board of Directors concluded that Dr. Smith should continue to serve as a director of AptarGroup in part due to her executive background as President and Chief Executive Officer of a leading research and healthcare rehabilitation organization, her public company director experience, her knowledge of and background in the healthcare and medical technology industry, which is particularly relevant for AptarGroup's Pharma business, and her strategic planning, operations and senior management experience.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2018

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Andreas C. Kramvis	2014	63	Mr. Kramvis became Vice Chairman of Honeywell International (a producer of a variety of commercial and consumer products, engineering services and aerospace systems) in April 2014. From 2008 to 2014, Mr. Kramvis was President and Chief Executive Officer of the Honeywell Performance Materials and Technologies group (a developer and manufacturer of high-purity, high-quality performance chemicals and materials). He is a director of Axalta Coating Systems Ltd. (a developer, manufacturer and seller of liquid and powder coatings).

			The Board of Directors concluded that Mr. Kramvis should continue to serve as a director of AptarGroup in part due to his experience from holding senior executive positions at Honeywell, as well as his management of several companies with global businesses across five different industries. This experience has also led the Board to determine that Mr. Kramvis is an "audit committee financial expert" as defined by the SEC.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Maritza Gomez Montiel	2015	64	Ms. Montiel served as Deputy Chief Executive Officer and Vice Chairman of Deloitte LLP from 2011 through her retirement in May 2014. Prior to these positions, she held numerous senior management roles at Deloitte, including Managing Partner (Leadership Development and Succession, Deloitte University) from 2009 to 2011. During Ms. Montiel's tenure at Deloitte, she was the Advisory Partner for many engagements in which Deloitte was the principal auditor. Ms. Montiel has over 30 years of experience in leading and performing audits of various entities. In 2015, Ms. Montiel became a director of McCormick & Company, Inc. and Royal Caribbean Cruises Ltd.

			The Board of Directors concluded that Ms. Montiel should continue to serve as a director due to her experience from holding senior management positions in a global accounting and consulting firm, and her years of experience in leading and performing audit engagements. This experience has also led the Board to determine that Ms. Montiel is an "audit committee financial expert" as defined by the SEC.
Ralf K. Wunderlich	2009	49
			Mr. Wunderlich has been a member of Amcor Limited's Global Executive Team and President of the business group Amcor Flexibles Asia Pacific (packaging solutions) since 2010. Mr. Wunderlich was a director of AMVIG Holdings Limited, a cigarette packaging and printing company listed on the Hong Kong Stock Exchange, from 2010 to 2015.

			The Board of Directors concluded that Mr. Wunderlich should continue to serve as a director of AptarGroup in part due to his senior executive positions at leading global packaging companies, his knowledge of and background in the packaging industry and his international experience in working with and from various European, American and Asian countries.

CORPORATE GOVERNANCE

        AptarGroup's corporate governance documents, including our Corporate Governance Principles, Code of Business Conduct and Ethics, Director Independence Standards, and Board Committee Charters, are available through the Corporate Governance link on the Investor Relations page of the AptarGroup website at the following address: investors.aptar.com. The information provided on our website is not part of this proxy statement and is therefore not incorporated herein by reference.

Corporate Governance Principles

        The Board of Directors has adopted a set of Corporate Governance Principles to provide guidelines for AptarGroup and the Board to promote effective corporate governance. The Corporate Governance Principles cover topics including, but not limited to, director qualification standards, Board and committee composition, director responsibilities, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending to the Board any changes to the principles.

Code of Business Conduct and Ethics

        Ethical business conduct is a shared value of our Board, management and employees. AptarGroup's Code of Business Conduct and Ethics ("Code of Conduct") applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer.

        The Code of Conduct covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to AptarGroup's business. AptarGroup encourages all employees, officers and directors to promptly report any violations of the Code of Conduct to the appropriate persons identified in the Code of Conduct. In the event that an amendment to, or a waiver from, a provision of the Code of Conduct that applies to any of our directors or executive officers is necessary, AptarGroup intends to post such information on its website within the time period required by the SEC and the New York Stock Exchange ("NYSE").

Policy Against Hedging and Pledging

        Our Board has adopted a policy that prohibits employees, executive officers and directors from engaging in hedging or pledging transactions involving any equity security of AptarGroup.

Common Stock Ownership Guidelines

        In 2015, the Board adopted stock ownership guidelines that require all non-executive directors to hold shares of AptarGroup common stock having a value of at least five times the annual cash retainer. This currently represents a value of $375,000 for a non-executive director who is not serving as Chairman of the Board, and $750,000 for the Chairman of the Board. Under the guidelines, directors have to achieve the respective level of ownership within a phase-in period consisting of five years from the measurement date of April 17, 2015, which is the date when the guidelines were adopted, or if they became a director after the measurement date, within five years from becoming a director. As of December 31, 2015, every non-executive director (including the Chairman of the Board) is either in compliance with the guidelines or within the phase-in period.

Board Structure

        The Chairman of the Board is an independent director who is not an executive officer or employee of the Company. The Company believes that having an independent Chairman enhances the oversight ability of the Board. An independent Chairman can also provide stability and continuity during senior management transitions.

        The Board has four committees: the Audit, Compensation, Corporate Governance, and Executive Committees. Each committee is governed by a charter approved by the Board. Each member of the Audit, Compensation, and Corporate Governance Committees has been determined to be independent as discussed below under "Independence of Directors." Committees report their actions to the full Board at each next regular meeting. An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

Risk Oversight

        The Board is responsible for the Company's risk oversight. The Board receives a presentation annually that is prepared by management. This presentation includes an assessment and discussion of various risks, including but not limited to operational, credit, cyber security and compensation practice risks. In addition, at each Audit Committee meeting, the Audit Committee discusses whether any new financial risks have arisen and the steps management has taken to monitor and control any such exposures.

Risk Assessment of Compensation Policies and Practices

        The Company has concluded that there are not any compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. The Board concurred with this conclusion. In conducting its risk assessment related to compensation policies and practices, the Company considered, among other things, the consistency of the Company's compensation practices over many years, and that certain annual performance incentive elements consider multiple year benchmarks.

Independence of Directors

        Our Corporate Governance Principles provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with AptarGroup either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with AptarGroup. Our Board has determined that eight out of ten current directors are independent in accordance with the NYSE listing standards. Those individuals determined to be independent are: A. Chevassus, G. Fotiades, M. Gomez Montiel, K. Harris, G. Kampouri Monnas, A. Kramvis, J. Smith, and R. Wunderlich. The Board has made this determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

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  The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.

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  The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

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  The director is, or has an immediate family member who is, a current partner of a firm that is the Company's internal or external auditor ("Firm").

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  The director is a current employee of such Firm.

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  The director has an immediate family member who is a current employee of such Firm and who personally works on the Company's audit.

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  The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company's audit within that time.

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  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

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  The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

  •
  The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company's indebtedness for borrowed money to the other is or was 2% or more of the other company's total consolidated assets.

  •
  The director or an immediate family member is currently an officer, director or trustee of a charitable organization that in any of the last three fiscal years received from the Company, or any executive officer of the Company, annual charitable contributions to the organization that exceeded the greater of $1 million, or 2% of such charitable organization's gross revenue.

        The Board considers the following to be immaterial when making independence determinations:

  •
  If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

  •
  Ms. Kampouri Monnas' membership on the Board of Directors of Puig S.L., a customer of AptarGroup.

  •
  Mr. Wunderlich's position as President of Amcor Flexibles Asia Pacific, a division of Amcor Limited, from which AptarGroup purchases goods in the normal course of business that total less than one tenth of one percent of Amcor's revenues, and that Amcor may from time to time be a customer of AptarGroup and purchase goods in the normal course of business from AptarGroup that total less than one tenth of one percent of AptarGroup's revenues.

Executive Sessions

        Non-management directors meet regularly in executive sessions without management. "Non-management" directors are all those who are not Company officers. Executive sessions are led by a "Presiding Director." An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Mr. Harris has been designated as the Presiding Director.

Nomination of Directors

        It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders. The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election. In order to recommend a candidate, stockholders must submit the individual's name and qualifications in writing to the Corporate Governance Committee (in care of the Secretary at AptarGroup's principal executive office at 475 West Terra Cotta Avenue, Suite E, Crystal

Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under "Other Matters—Stockholder Proposals and Nominations" for a director nomination.

        In identifying and evaluating nominees for director, the Corporate Governance Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the NYSE. In addition, the Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to, the nominee's character, judgment, business experience and acumen, as well as the overall diversity of the Board. Because the Company's operations and customers are located in many different geographic regions, the Corporate Governance Committee considers international perspectives and cultural diversity when evaluating potential candidates. The Corporate Governance Committee also believes that a mix of genders is necessary to have a well-balanced and representative Board. In addition to candidates recommended by members of the Board or management, the Corporate Governance Committee also considers individuals recommended by stockholders. The Corporate Governance Committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any nominee recommended by members of the Board or management. The Corporate Governance Committee may engage outside advisors to identify potential director candidates from time to time. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and more formally by the Corporate Governance Committee as it evaluates and identifies director candidates.

Communications with the Board of Directors

        The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Presiding Director or the non-management directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at AptarGroup's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by AptarGroup's independent directors.

Audit Committee

        The Board has determined that each member of the Audit Committee (Ms. Gomez Montiel, Mr. Harris and Mr. Kramvis) is independent in accordance with the requirements of the NYSE and an "audit committee financial expert" as that term is defined in rules of the SEC implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this latter determination, the Board considered, among other things, the relevant experience of Ms. Gomez Montiel, Mr. Harris and Mr. Kramvis as described under "Election of Directors" in this proxy statement. The Audit Committee operates under a written charter that complies with all regulatory requirements.

        This committee oversees the financial reporting process, system of internal controls and audit process of AptarGroup and reviews AptarGroup's annual and interim financial statements. In addition, the Audit Committee reviews the qualifications, independence and audit scope of AptarGroup's independent registered public accounting firm and is responsible for the appointment, retention, termination, compensation and oversight of the independent registered public accounting firm. This committee also reviews AptarGroup's process for monitoring compliance with laws, regulations and its Code of Conduct. The Audit Committee also approves or ratifies all related person transactions in accordance with AptarGroup's Related Person Transactions Policy.

Compensation Committee

        The Compensation Committee is comprised solely of independent directors and is appointed by the Board to discharge the Board's responsibilities relating to compensation of the Company's executives. This committee may not delegate its authority other than to subcommittees. The Compensation Committee reviews and recommends to the Board compensation plans, policies and programs, as well as approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions. The Compensation Committee provides input and recommendations to the Board regarding the performance objectives for the CEO and other executive officers and their actual performance against such objectives. In addition, this committee annually reviews the succession plans affecting corporate and other key management positions and approves grants and/or awards of stock options, restricted stock units, long-term performance incentives based on total shareholder return, and other forms of equity-based compensation. For further information on this committee's procedures for consideration of executive compensation, see our "Compensation Discussion and Analysis."

        The Compensation Committee receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, annual performance incentives and equity compensation. For a further discussion of compensation information provided to the Compensation Committee by management, see our "Compensation Discussion and Analysis."

        Under the Compensation Committee charter, this committee has the authority to retain outside advisers as deemed necessary. In 2015, the Compensation Committee engaged Towers Watson to be the Compensation Committee's adviser and has also done so for 2016. The Compensation Committee has determined that Towers Watson is independent according to the advisor independence factors outlined by the NYSE.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Board who served on the Compensation Committee in 2015 (Messrs. Fotiades and Harris, and Ms. Kampouri Monnas) has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by AptarGroup under the SEC's rules requiring disclosure of certain relationships and related party transactions. In 2015, Mr. Hagge, President and Chief Executive Officer, participated in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding his own salary and incentive compensation. Mr. Hagge made suggestions or recommendations during these discussions; however, all deliberations and determinations regarding the compensation of our executive officers were made solely by the Compensation Committee.

Corporate Governance Committee

        The Corporate Governance Committee is comprised solely of independent directors. This committee identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties. Additional information regarding director nominations can be found under the heading "Nomination of Directors."

        The Corporate Governance Committee develops and recommends to the Board, AptarGroup's corporate governance principles and standards to be applied in determining director independence. This committee reviews and recommends to the Board appropriate compensation for directors, taking into consideration, among other things, director compensation levels of companies with similar annual revenues as AptarGroup. This committee also makes recommendations to the Board regarding changes to the size and composition of the Board or any Board committee.

Executive Committee

        The Executive Committee exercises certain powers of the Board, when the Board is not in session, in the management of the business and affairs of AptarGroup.

BOARD MEETING ATTENDANCE

        The Board met 7 times in 2015. No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which each director served except for Dr. Smith, who, due to unexpected illness, attended 57% of the Board meetings and 75% of the Corporate Governance Committee meetings. AptarGroup does not have a formal policy regarding director attendance at the annual meeting of stockholders. Messrs. Hagge and Harris attended the 2015 annual meeting.

COMMITTEE MEMBERSHIP AND MEETINGS HELD IN 2015
Name	Audit		Compensation		Corporate Governance		Executive

A. Chevassus (I)					X
G. Fotiades (I)			X	*			X
M. Gomez Montiel (I)	X	*
S. Hagge							X
K. Harris (I)	X		X				X	*
G. Kampouri Monnas (I)			X
A. Kramvis (I)	X
P. Pfeiffer							X
J. Smith (I)					X	*
R. Wunderlich (I)					X
Number of Meetings in 2015	8		5		4		4

X*—Chairperson; (I)—Independent Director

BOARD COMPENSATION

        Employees of AptarGroup do not receive any additional compensation for serving as members of the Board or any of its committees. In 2015, cash compensation of non-employee directors consisted of the following:

  (1)
  an annual retainer of $75,000; and

  (2)
  additional annual retainers of:

    •
    $15,000 for the Chairperson of the Audit Committee

    •
    $11,000 for the Chairperson of the Compensation Committee

    •
    $8,500 for the Chairperson of the Corporate Governance Committee

      •
      $11,000 for members of the Audit Committee

      •
      $7,000 for members of the Compensation, Corporate Governance and Executive Committees; or

  (3)
  in lieu of the annual retainers, an annual fee of $150,000 for the Chairman of the Board, who is not an executive of AptarGroup

        Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings, and each director is eligible to participate in AptarGroup's matching gift program, which matches eligible charitable donations by employees and non-employee directors up to an aggregate of $6,000 annually per person. No retirement benefits or perquisites are provided to any non-employee director.

        In addition, each non-employee director received an equity grant under the 2015 Director Restricted Stock Unit Plan with a grant date fair value equal to approximately $130,000, except for the Chairman of the Board, who received an equity grant with a grant date fair value equal to approximately $150,000. Accordingly, on May 6, 2015, each non-employee director (other than the Chairman of the Board) was granted 2,060 Restricted Stock Units ("RSUs") and the Chairman of the Board was granted 2,377 RSUs. The 2015 RSUs vest on May 3, 2016.

        The following table includes fees paid in cash during 2015 and the grant date fair value of RSUs granted during 2015 to each non-employee director.

2015 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

A. Chevassus	82,000	129,986	—	211,986
G. Fotiades	100,000	129,986	—	229,986
M. Gomez Montiel	101,000	129,986	—	230,986
L. Guthart	—	—	2,500	2,500
K. Harris	150,000	149,989	—	299,989
G. Kampouri Monnas	82,000	129,986	—	211,986
A. Kramvis	86,000	129,986	6,000	221,986
P. Pfeiffer	82,000	129,986	—	211,986
J. Smith	90,500	129,986	—	220,486
R. Wunderlich	82,000	129,986	—	211,986
(1)
The amounts reported in this column represent the grant date fair value of RSUs granted during 2015, calculated using the closing market price of our common stock on

  May 6, 2015 ($63.10). As of December 31, 2015, Mr. Harris held 2,377 RSUs and each other non-employee director held 2,060 RSUs.

(2)
The aggregate number of options outstanding as of December 31, 2015 for each non-employee director is as follows: A. Chevassus—28,500, G. Fotiades—38,000, K. Harris—52,000, G. Kampouri Monnas—22,500, A. Kramvis—9,500, P. Pfeiffer—457,500 (429,000 of which were granted prior to Mr. Pfeiffer becoming a non-executive director and when he was an executive officer of the Company), J. Smith—52,000, and R. Wunderlich—9,501.

(3)
Amounts reported include charitable contributions by AptarGroup, including charitable contributions under AptarGroup's matching gift program.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Under Section 14A of the Exchange Act, AptarGroup stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of AptarGroup's Named Executive Officers ("NEOs") as disclosed in the Compensation Discussion and Analysis ("CD&A") and tabular disclosures of this proxy statement. Since the required vote is advisory, the result of the vote is not binding upon the Board. We currently intend to submit to our stockholders for advisory vote the compensation of our NEOs annually.

        AptarGroup's compensation philosophy and objectives are to fairly reward our executives for growing our business and increasing value to stockholders and to retain our experienced management team.

        The overall compensation program for NEOs includes an annual performance incentive element that rewards the NEOs for the Company's short-term performance as well as equity-based elements (typically stock options, restricted stock units and long-term performance incentive awards such as our Outperformance awards) that provides for long-term compensation that is driven by our share performance and, therefore, is aligned with our stockholders' interests. The specific objectives of our compensation program are that a substantial portion of the NEOs' compensation should be performance-based and should be delivered in the form of equity-based awards. Our CD&A describes our compensation philosophy and objectives in more detail.

        The Board of Directors values the opinions of our stockholders. Although the resolution is non-binding, the Board will consider the outcome of the advisory vote when making future compensation decisions.

        The Board of Directors recommends a vote FOR the following non-binding resolution:

        "Resolved, that the compensation of the Company's NEOs as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement is hereby approved."

PROPOSAL 3—APPROVAL OF THE 2016 EQUITY INCENTIVE PLAN

Introduction

        On February 25, 2016, the Board of Directors of AptarGroup (the "Board") adopted the 2016 Equity Incentive Plan ("2016 Plan"), subject to approval of AptarGroup's stockholders. A copy of the 2016 Plan is attached as Appendix A to this proxy statement.

        The 2016 Plan will replace AptarGroup, Inc.'s 2014 Stock Awards Plan (the "2014 Plan"), 2011 Stock Awards Plan (the "2011 Plan") and 2015 Director Restricted Stock Unit Plan (the "2015 Plan"). As of March 10, 2016, there were approximately 341,855, 191,912 and 6,143 shares of common stock that remained available for future issuances under the 2014 Plan, 2011 Plan and 2015 Plan, respectively, and which will cease to be available for future grants if the 2016 Plan is approved by our stockholders. If the 2016 Plan is approved by stockholders, we will continue to be able to make awards of long-term equity incentives, which are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. The Board believes that AptarGroup has used equity in a reasonable manner, with a three-year average burn rate of approximately 2.29% of the AptarGroup's outstanding shares of common stock.

        The following table sets forth information regarding outstanding options and full value awards as of March 10, 2016, for all equity award plans of the Company. These figures represent an update to those provided in our Form 10-K for the fiscal year ended December 31, 2015, filed on February 25, 2016, and in the section of this proxy statement entitled "Equity Compensation Plan Information." primarily as a result of stock option exercises and annual stock options granted by the Compensation Committee of the Board on February 5, 2016. The outstanding options and full value awards disclosed below are not entitled to any dividends or dividend equivalents.

Outstanding Stock Options (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Term (years)	Full Value Awards Outstanding (#)

9,316,588	55.13	6.6	92,774

        Importance of the Plan.    The Board believes that the 2016 Plan will be an important part of AptarGroup's overall compensation program. The purpose of the 2016 Plan is to promote the long-term financial interests of AptarGroup and its affiliates by (i) attracting and retaining employees and non-employee directors, (ii) motivating award recipients by means of growth related incentives, (iii) providing competitive incentive compensation opportunities, and (iv) further aligning the interests of award recipients with those of our stockholders.

        The 2016 Plan incorporates the following features:

  •
  It offers the ability to grant stock options, stock appreciation rights ("SARs"), restricted stock, RSUs, and qualified performance-based awards;

  •
  A minimum vesting or performance period of one-year applicable to 95% of the shares subject to the 2016 Plan, subject to accelerated vesting upon a change in control or certain termination events;

  •
  It prohibits repricing, stock options or SARs issued at a discount to fair market value and the transfer of nonqualified stock options or SARs by a participant for consideration;

  •
  It prohibits "liberal" share counting provisions, such as counting only the net number of shares issued upon exercise of a SAR, adding back shares withheld to satisfy taxes on any award or tendered to pay the exercise price of a stock option, or adding back shares repurchased by AptarGroup on the open market with the proceeds of an option exercise;

  •
  It prohibits dividends or dividend equivalents to be paid with respect to options, SARs, RSUs and on unvested performance share unit awards; and

  •
  It issues "Full Value Awards" (awards other than stock options or SARs which are settled by the issuance of shares, e.g., restricted stock, RSUs, performance shares, performance units if settled with stock, or other stock-based awards) at an authorization rate of 4.18 to 1, while shares issued upon exercise of stock options or SARs count against the share authorization at a rate of 1 to 1.

Description of the 2016 Plan

        The 2016 Plan is designed as a flexible share authorization plan, such that AptarGroup's share authorization is based on the least costly type of award (stock options). Shares issued pursuant to "Full Value Awards" count against the 2016 Plan's share authorization at a rate of 4.18 to 1, while shares issued upon exercise of stock options or SARs count against the share authorization at a rate of 1 to 1. AptarGroup has used a binominal model provided by an outside institutional shareholder advisory service to determine the full value award ratio. This means that every time an option is granted, the authorized pool of shares is reduced by 1 share and every time a Full Value Award is granted, the authorized pool of shares is reduced by 4.18 shares.

        The 2016 Plan will become effective upon stockholder approval and will terminate ten years later unless terminated sooner. A summary of the material features of the 2016 Plan is provided below. The summary is qualified in its entirety by, and made subject to, the complete text of the 2016 Plan attached as Appendix A to this proxy statement.

2016 Plan Share Limits

        The maximum number of shares of common stock authorized to be issued under the 2016 Plan is 4,000,000, which shall consist of new or treasury shares. Under the terms of the 2016 Plan, to the extent that shares of common stock subject to an outstanding award granted under either the 2016 Plan or any equity compensation plan previously maintained by the Company on behalf of employees or non-employee directors are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award or (ii) the cash settlement of such award, then such shares of common stock will again be available under the 2016 Plan. The 2016 Plan prohibits "liberal share recycling"—meaning that shares of common stock will not again be available under the 2016 Plan (i) if tendered to satisfy all or a portion of tax withholding obligations relating to an award, (ii) if withheld to pay the exercise price of stock options or SARs awarded or (iii) if repurchased by the Company on the open market with the proceeds of an option exercise.

Participant Award Limits

        The 2016 Plan also imposes annual per-person award limits for participants in the 2016 Plan. To the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the maximum number of shares subject to all options, SARs, performance-based restricted stock and performance-based restricted stock units that in each case are granted during any calendar year to any person shall be 500,000 shares, provided however that the per-person limit will be multiplied by two for awards granted to a participant in the year in which his or her employment with AptarGroup commences. In addition, the maximum aggregate grant date fair value of shares that may be granted to any non-employee director is equal to $350,000, provided however that (i) this value will be multiplied by two for awards granted to a non-employee director in the year in which he or she commences services on the Board, and (ii) this value will not apply to awards made pursuant to an election by the non-employee director to receive all or a portion of his or her director fees in shares.

Terms of the Plan

        Administration; Eligibility.    The 2016 Plan will be administered by the Compensation Committee of the Board (the "Committee"). The 2016 Plan empowers the Committee, among other things, to (i) select participants, (ii) make awards in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions as it shall deem appropriate, (iv) approve forms to carry out the purposes and provisions of the 2016 Plan, (v) interpret the 2016 Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the 2016 Plan, (vi) correct any defect or omission or to reconcile any inconsistency in the 2016 Plan or award granted thereunder, and (vii) make all determinations deemed necessary or advisable for the administration of the 2016 Plan.

        Any grant of awards under the 2016 Plan is within the discretion of the Committee. The Committee will not have authority to re-price any stock option or SAR granted under the 2016 Plan without stockholder approval. As of March 10, 2016, all employees (approximately 13,300 individuals) and all non-employee directors (9 individuals) would be eligible to participate in the 2016 Plan.

        Minimum Vesting and Performance Period Requirements.    The 2016 Plan includes a minimum vesting or performance period of one-year with respect to 95% of the shares subject to the 2016 Plan. Vesting may accelerate under limited circumstances such as upon a change in control or, as set forth in an award agreement, upon a termination of employment or service, including in the case of a termination without cause, constructive discharge, or termination of employment or service due to death, disability, or retirement. The minimum vesting and performance period restrictions are not required with respect to the number of shares that does not exceed five percent of the total number of shares available for awards under the plan.

        Options.    An option entitles the holder to receive upon exercise up to the maximum number of shares of common stock subject to the option at an option price that is fixed at the time the option is granted. Options may be either "incentive stock options" ("ISOs") under Section 422 of the Code, or other options, except that, as long as required by Section 422 of the Code, no ISO may be awarded to any employee of an AptarGroup affiliate which is not an AptarGroup subsidiary corporation (as such term is used in Section 422(b) of the Code) or any non-employee director. The option price per share of common stock may not be less than 100% of the fair market value of such common stock at the time the option is granted (or 110% thereof in the case of an ISO granted to a holder of more than 10% of the common stock (a "10% Holder")). Subject to the minimum vesting requirements in the 2016 Plan, an option will be exercisable at such time or times as the Committee determines at the time of grant, provided that an option may not be exercised later than 10 years after its date of grant (five years in the case of an ISO granted to a 10% Holder). The 2016 Plan allows optionees, to the extent permitted by the Committee, to pay the exercise price of options in cash or common stock (valued at its fair market value on the date of exercise) or a combination thereof, with the proceeds from the sale of the shares purchased through an arrangement with a broker, or by authorizing AptarGroup to withhold whole shares which would otherwise be delivered upon the exercise of the option. No dividend equivalents will be paid on any options.

        SARs.    A SAR entitles the holder to receive upon exercise the excess of the fair market value of a specified number of shares of common stock at the time of exercise over a base price. AptarGroup will pay that amount to the holder in common stock (valued at its fair market value on the date of exercise), or to the extent provided for in an applicable award agreement, cash or a combination thereof, as the Committee may determine. The base price of an independent SAR will be fixed by the Committee at not less than 100% of the fair market value of a share of common stock on the date of grant. SARs granted as an alternative to a previously or contemporaneously granted option will entitle the optionee, in lieu of exercising the option, to receive: (i) the excess of the fair market value of a share of common stock on the date of exercise over the option price (ii) multiplied by the number of shares as to which he or she is exercising the SAR. If an SAR is an alternative to an option, the option will be cancelled to the extent the SAR is exercised, and the SAR will be cancelled to the extent the option is exercised. Subject to the minimum vesting requirements in the 2016 Plan, each SAR will be exercisable at such time or times as the Committee determines at the time of grant, provided that a SAR may not be exercised later than 10 years after its date of grant. No dividend equivalents will be paid on any SAR.

        Restricted Stock.    Subject to the minimum vesting requirements in the 2016 Plan, the Committee may grant restricted common stock with such restriction periods as the Committee designates. A restricted stock award may be subject to such other conditions of vesting, including performance goals, as the Committee establishes. Except as otherwise provided for in the 2016 Plan, the participant may not sell, assign, transfer, pledge or otherwise encumber restricted shares. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the participant will have all the rights of a holder of common stock as to such restricted stock; provided, however, that cash dividends payable on the common stock during the restriction period or the performance period, as the case may be, will be subject to the same restrictions as those on the shares of restricted stock.

        Restricted Stock Units.    Subject to the minimum vesting requirements in the 2016 Plan, the Committee may award to any participant RSUs with such restriction periods as the Committee designates. A RSU may be subject to such other conditions to vesting, including performance goals, as the Committee may establish. Each RSU represents the right to receive one share or, to the extent permitted in the applicable award agreement, the fair market value in cash of one share upon the expiration of the restriction period. A participant holding RSUs will have no rights of a holder of common stock. Holders of restricted stock units will not be entitled to dividend equivalents.

        Performance Goals.    With respect to any award granted under the 2016 Plan that is intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the applicable performance goals will be tied to one or more of the following objective corporate-wide or Affiliate, business segment, division, operating unit or individual measures:

  •
  Profitability Measures: (1) earnings per share, (2) earnings before interest and taxes ("EBIT"), (3) earnings before interest, taxes, depreciation and amortization ("EBITDA"), (4) business segment income, (5) net income, (6) operating income, (7) revenues, (8) profit margin, (9) cash flow(s) and (10) expense reduction;

  •
  Capital Return Measures: (1) return on equity, (2) return on assets, (3) return on invested capital, (4) EBIT to capital ratio, (5) EBITDA to capital ratio, (6) business segment income to business segment capital ratio, (7) working capital ratios and (8) total shareholder return; and

  •
  Other Performance Measures: (1) successful implementation of strategic initiatives relating to cost reduction, revenue production and/or productivity improvement and (2) successful integration of acquisitions.

        The performance goals for any given performance period will be determined in accordance with generally accepted accounting principles ("GAAP") and in a manner consistent with the methods used in the Company's audited consolidated financial statements, to the extent applicable, without regard to (i) extraordinary or other nonrecurring or unusual items, as determined by the Company's independent public accountants in accordance with GAAP, (ii) changes in accounting, as determined by the Company's independent public accountants in accordance with GAAP, or (iii) special charges, such as restructuring or impairment charges, unless, in each case, the Committee decides otherwise during the first 90 days after the beginning of the performance period or, if earlier, the date on which 25% of the performance period has been completed and in accordance with Section 162(m) of the Code.

        With respect to any awards that are intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the Committee retains sole discretion to reduce the amount of, or eliminate any payment otherwise payable with respect to, such awards by establishing conditions to payment in addition to the performance goals.

        Deferral.    A participant may defer receipt of all or a portion of any award in accordance with procedures established by the Committee and in accordance with Section 409A of the Code.

        Transferability.    Awards will not be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by AptarGroup or (ii) a transfer of stock options without value to a "family member" (as defined in Form S-8) if approved by the Committee. Except to the extent permitted by the foregoing sentence, each award may be exercised or received during a participant's lifetime only by the participant or the participant's legal representative or similar person. No award may be transferred by a participant for value or consideration.

        Fair Market Value.    Fair market value on any date means the closing price of a share of common stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date which was a trading date). On March 10, 2016, the closing price of our common stock on the New York Stock Exchange was $75.37.

        Surrender.    If so provided by the Committee, a participant may surrender an award on such terms and conditions, and for such consideration, as the Committee determines.

        Withholding.    The Committee will have the power to withhold, or require a participant to remit to AptarGroup, an amount sufficient to cover withholding taxes with respect to shares issuable and/or amounts payable pursuant to the 2016 Plan. If so permitted by the Committee, a participant may elect to satisfy such taxes by making a cash payment to AptarGroup, having shares issuable under the 2016 Plan withheld or by delivering other shares to AptarGroup or with the proceeds from the sale of shares through an arrangement with a broker.

        Amendment of the Plan.    The Committee may amend the 2016 Plan, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code. No amendment may materially impair the rights of the holder of any outstanding award without his or her consent.

        Effective Date and Term of the Plan.    If approved by our stockholders, the 2016 Plan will be effective on the date of such approval. In the event that the 2016 Plan is not approved by our stockholders, the 2016 Plan will be null and void and the 2011 Plan, 2014 Plan and 2015 Plan will continue in effect. The 2016 Plan will terminate ten years after its effective date, unless terminated earlier by the Committee. Termination of the 2016 Plan will not affect the terms or conditions of any award granted prior to termination.

        Clawback of Awards.    Except to the extent prohibited by law, awards granted under the 2016 Plan and any cash payment or shares delivered pursuant to an award are subject to forfeiture and recovery by AptarGroup pursuant to any clawback or recoupment policy which

AptarGroup may adopt from time to time, including any policy which AptarGroup may be required to adopt under the Dodd-Frank Act or as otherwise required by law.

        New Plan Benefits.    The number of stock options or other forms of award that will be granted under the 2016 Plan is not currently determinable. Information regarding awards granted in 2015 under the 2014 Plan and 2011 Plan to the named executive officers is provided in the "Summary Compensation Table" and the "Grants of Plan-Based Awards" table. Information regarding awards granted in 2015 under the 2015 Plan to the non-employee directors is provided in the "Director Compensation" table.

Federal Income Tax Consequences

        The following is a brief summary of the U.S. federal income tax consequences of awards made under the 2016 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2016 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2016 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant's particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

        Stock Options.    A participant will not recognize any income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and AptarGroup will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for the longer of two years from the date the option was granted or one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and AptarGroup will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and AptarGroup will be entitled to a corresponding deduction.

        SARs.    A participant will not recognize any taxable income upon the grant of a SAR. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a SAR equal to the fair market value of any shares delivered and the amount of any cash paid by us upon such exercise, and AptarGroup will be entitled to a corresponding deduction.

        Restricted Stock.    A participant will not recognize taxable income at the time of the grant of shares of restricted stock, and AptarGroup will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at the time restricted stock is granted. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by a participant by making the above-described election or upon the lapse of the restrictions constituting a substantial risk of forfeiture is deductible by AptarGroup as compensation expense, except to the extent the limit under Section 162(m) of the Code applies. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid, and AptarGroup will be entitled to a corresponding deduction, except to the extent the limit under Section 162(m) of the Code applies.

        Restricted Stock Units.    A participant will not recognize taxable income at the time a RSU award is granted and AptarGroup will not be entitled to a tax deduction at that time. Upon the payment or settlement of any such award with unrestricted shares of common stock or cash, the participant will recognize compensation taxable as ordinary income (subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by AptarGroup. This amount is deductible by AptarGroup as compensation expense, except to the extent the deduction limit under Section 162(m) of the Code applies.

        Section 162(m) of the Code.    Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's three most highly compensated officers other than the chief executive officer and the chief financial officer. However, certain types of compensation paid to such executives are not subject to the $1 million deduction limit. One such type is "performance-based" compensation. To qualify as performance-based compensation under Section 162(m) of the Code, the following requirements must be satisfied with respect to the restricted stock and restricted stock unit awards: (i) the performance goals are determined by a committee consisting solely of two or more "outside directors;" (ii) the material terms under which the compensation is to be paid, including the employees eligible to receive compensation, the business criteria on which the performance goals are based and either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained, are approved by the corporation's stockholders, and (iii) the committee certifies that the applicable performance goals are satisfied before payment of any qualified performance-based compensation is made. It is intended that compensation attributable to stock options and SARs will qualify as performance-based compensation and will not be subject to this limit.

        The Board of Directors recommends a vote FOR the approval of the 2016 Equity Incentive Plan.

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

        AptarGroup is asking stockholders to ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as AptarGroup's independent registered public accounting firm for the fiscal year ending December 31, 2016.

Independent Registered Public Accounting Firm Fees

        PricewaterhouseCoopers LLP has audited AptarGroup's consolidated financial statements annually for over 10 years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

        The following table sets forth the aggregate fees charged to AptarGroup by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2015 and 2014 fiscal years and for other services rendered during the 2015 and 2014 fiscal years to AptarGroup and its subsidiaries.

Fee Category:	2015	% of Total	2014	% of Total
Audit Fees	$3,229,000	92%	$3,616,000	94%
Tax Fees	299,000	8%	223,000	6%

Total Fees	$3,528,000	100%	$3,839,000	100%

        Audit Fees primarily represent amounts billed for the audit of AptarGroup's annual financial statements, including statutory audits of the financial statements at certain non-U.S. locations, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, providing consents and reviewing documents to be filed with the SEC.

        Tax Fees primarily represent amounts billed for services related to tax advice on the Company's global tax structure. Tax Fees also include tax compliance and preparation services including federal, state and international tax compliance and assistance with tax audits and appeals.

        The Audit Committee's policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by AptarGroup's independent registered public accounting firm. These services are pre- approved by the entire Audit Committee; however, the Audit Committee may delegate to one or more of its members the authority to grant such pre- approvals provided that any such decision of such member or members must be presented to the full Audit Committee at its next scheduled meeting.

        The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2016.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        Following is a discussion and analysis of our compensation programs as they apply to our NEOs for 2015, namely:

  •
  Stephen J. Hagge, President and CEO,

  •
  Robert W. Kuhn, Executive Vice President and Chief Financial Officer ("CFO") and Secretary,

  •
  Salim Haffar, President of our Aptar Pharma segment,

  •
  Patrick Doherty, our former President of our Aptar Beauty + Home segment, through December 31, 2015, and

  •
  Eldon Schaffer, formerly our President of our Aptar Food + Beverage segment, now President of our Aptar Beauty + Home segment as of January 1, 2016.

  Financial Highlights

        In 2015, AptarGroup reported:

  •
  Record annual net income of $199.3 million;

  •
  Record annual diluted earnings per share of $3.09; and

  •
  Return on equity of over 17%.

        Annual diluted earnings per share and return on equity, were both components of the 2015 annual performance incentive formula (see "Elements of Our Compensation Programs—Annual Performance Incentives" discussed below).

  Changes Made

        In 2015, we continued our current compensation practices—except for one modification—which is intended to facilitate greater consistency in year-over-year value with respect to long-term performance incentives and also better align with competitive market practice. Specifically, the Compensation Committee approved a change in the approach towards granting equity awards to NEOs, which resulted in the NEOs receiving equity awards based on a "fixed dollar value" rather than a fixed number of shares.

  Executive Compensation Highlights

        At our most recent Annual Meeting of Stockholders, on May 6, 2015, our NEOs' compensation policies and practices were approved by approximately 88% of the votes cast (excluding abstentions and broker non-votes). Accordingly, other than the change described above, our compensation practices in place during 2015 for our NEOs remained unchanged, and included the following governance elements that we believe support our compensation philosophies and objectives:

  •
  An independent Compensation Committee consultant, Towers Watson;

  •
  Pay that is reasonable and performance-based;

  •
  Significant amount of pay that is at risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders);

  •
  Stock ownership guidelines, limits on NEO stock trading and prohibition of hedging or pledging AptarGroup equity securities;

  •
  Reasonable employment and change-in-control agreements that are competitive in markets in which we compete for executive talent;

  •
  Absence of tax gross-up agreements with NEOs;

  •
  Reasonable retirement plans; and

  •
  Limited perquisites.

Compensation Philosophy and Objectives

        Our compensation philosophy and objectives are, first and foremost, to fairly and competitively compensate our executives for growing our business and increasing value for stockholders and, secondly, to retain our experienced management team. The low turnover rate at our senior management level has been a critical factor in the consistency of our long-term performance for over 20 years. We believe that one of AptarGroup's competitive advantages has been, and will continue to be, the cohesiveness and long-term experience of our executive officer group. AptarGroup's 2015 NEOs (including Mr. Doherty prior to his retirement) have been employed by the Company, on average, for over 25 years.

Stockholder Feedback on Compensation Practices

        The Compensation Committee considered the continued support that our proposal on executive compensation received from stockholders at our May 6, 2015 Annual Meeting, at which over 88% of votes cast (excluding abstentions and broker non-votes) were in favor of our compensation policies and practices. Therefore, no changes were made to our principal compensation policies or practices in response to the advisory vote. The NEO compensation elements for 2015 were generally consistent with elements traditionally used by AptarGroup and they included: salary, annual performance incentive amounts, restricted stock units ("RSUs") (for certain NEOs), cash Outperformance awards and stock options.

Compensation Determination

        The Compensation Committee takes into account an assortment of factors and reviews a variety of information before setting annual compensation levels. As its starting point, the Compensation Committee considers the value in the long-term experience of our senior management team and the importance of retaining them. The Compensation Committee also reviews past compensation levels when setting current levels. Although the Compensation Committee does not solely rely on benchmarking to determine any element of compensation or overall compensation, the Compensation Committee does believe compensation data is important in order to confirm the competitiveness of the Company's compensation levels. AptarGroup has historically relied on size-appropriate published general industry survey data as a source of compensation data. Additionally, the Compensation Committee reviews proxy data from the Company's compensation peer group (discussed below) for the CEO and CFO positions as a secondary reference point.

        The Compensation Committee uses its judgment and past experience to determine appropriate compensation for each executive. The Compensation Committee also has historically intended to create a compensation program for NEOs that generally targets total direct compensation (combined salary, annual performance incentives and long-term performance incentives) at the median of total direct compensation delivered to individuals with comparable duties and revenue responsibilities in companies similar in size to AptarGroup. The Compensation Committee would consider setting total direct compensation above the 50th percentile should circumstances such as executive tenure, company performance or individual performance warrant above median positioning. Based on the study conducted by Towers Watson in 2015 described in further detail below, AptarGroup's 2015 total direct compensation for executive officers, including NEOs, is reasonably positioned relative to the 50th and 75th percentile of the general industry survey data. Specifically, base salaries generally approximate the median, actual total cash compensation is generally below the 50th percentile, and long-term performance incentives (including Outperformance awards in connection with the Outperformance Total Shareholder Return ("TSR") Plan) are above the 50th percentile but below the 75th percentile, relative to the market survey data.

        AptarGroup maintains an 11-company compensation peer group ("Peer Group") that was approved by the Compensation Committee, which, for select NEOs, serves as a supplement to the general industry published survey data that remains as the primary data source given its appropriateness from a size perspective. Additionally, the Peer Group is used for industry financial comparison purposes and as a source of data for compensation plan design characteristics. In consultation with Towers Watson, the following characteristics of the Peer Group are considered by the Compensation Committee in assessing its reasonableness:

  •
  U.S. companies that either compete with AptarGroup for market share or operate in similar industries as AptarGroup

  •
  Companies that compete with AptarGroup for capital

  •
  Competitors for senior executive talent (i.e., where AptarGroup would recruit senior talent from, and potentially lose executives to)

  •
  Emphasis on companies with non-U.S. operations (i.e., a majority of the peers have a significant percentage of revenue attributable to foreign operations)

  •
  Whether companies list AptarGroup as a compensation peer

  •
  Revenue and market capitalization in a range similar to that of AptarGroup

        From time to time, the Compensation Committee will monitor the Peer Group for potential revisions in light of changing market or business conditions. In 2015, two of the 2014 peer companies—MeadWestvaco Corporation and Rock-Tenn Co. merged and became WestRock Co., which the Compensation Committee deemed to be less relevant from a size and industry perspective; consequently, the newly merged WestRock was excluded from the 2015 Peer Group. The following 11 companies are contained in the 2015 Peer Group:

        The Compensation Committee reviews compensation survey information prepared by Towers Watson for the CEO and other executive officer positions annually. Consistent with prior years, the compensation elements evaluated by Towers Watson are base salary, actual annual cash incentives, actual total cash compensation (the sum of base salaries and cash incentives), long-term incentives, and total direct compensation (the sum of total cash compensation and long-term incentives). In considering compensation for the CEO and CFO, the Compensation Committee considered proxy peer group compensation data in addition to the compensation survey information prepared by Towers Watson. When determining the compensation of executive officers other than Mr. Hagge, the Compensation Committee also reviewed recommendations furnished by Mr. Hagge, including salary, annual cash incentive, and long-term incentives recommendations.

        Base Salary and annual and long-term incentive data are provided by Towers Watson from its proprietary U.S. and French executive compensation surveys, which contain general industry data from hundreds of companies. Data are adjusted to AptarGroup's revenue size using regression analysis (based on AptarGroup's revenue and the respective position's responsibilities, as summarized below). Long-term performance incentive compensation information is derived from Towers Watson's U.S. Long-term Incentive Plan Report, using data for companies with revenues between $1 billion and $3 billion (111 companies). The same compensation elements were also reviewed in Towers Watson's peer group proxy analysis for Messrs. Hagge and Kuhn.

        Given the adjustments made to the data to reflect AptarGroup's revenue size, the Compensation Committee does not consider the specific identities of the companies included in the surveys to be material for purposes of its compensation deliberations and, accordingly, the specific identities of the companies included within each survey sample are not disclosed to the Compensation Committee.

        The information related to base salary and annual cash incentive compensation that was provided by Towers Watson in 2015 was regressed based on the following annual revenue responsibilities, which are representative of AptarGroup's approximate revenue size:

  •
  CEO and CFO: corporate revenues of approximately $2.6 billion, and

  •
  Segment Presidents: group/segment revenues ranging from $349 million to $1.5 billion, depending on the segment.

        Based on Towers Watson's benchmarking analysis that was furnished to the Compensation Committee, AptarGroup's 2015 total direct compensation for all NEOs in aggregate was reasonably positioned relative to the 50th and 75th percentile of the published survey data. Specifically, with respect to the CEO and CFO, all elements of total direct compensation were generally competitive with the 50th percentile with respect to the additional peer proxy statement analysis.

Elements of Our Compensation Programs

Salary	Annual Performance Incentives	Long-term Performance Incentives	Other

— Fixed cash compensation	— Non-equity incentive compensation — RSUs (awarded in lieu of a portion of the annual cash incentive at the NEO's election)	— Stock options and RSUs — Outperformance awards (only in the event of a superior stockholder value creation that results in AptarGroup outperforming its peers over several years)	— Post-termination compensation (including severance, pension plans, profit sharing and savings plans) — Perquisites

        We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our senior management receive a substantial portion of their compensation in the form of long-term performance incentives consisting of equity awards, including Outperformance awards. By making equity awards a substantial portion of senior management compensation, we are ensuring that AptarGroup's leaders are aligned with the long-term interests of our stockholders, and that they are rewarded for increases in stockholder value. Historically, a substantial portion of NEO compensation has been delivered in the form of time-vested stock options. Additionally, RSUs have generally only been awarded in lieu of up to 50% of the executive's annual cash performance incentive, at the executive's election. When determining the appropriate amount of equity compensation to be awarded to executive officers, the Compensation Committee considers the value of the equity award relative to market practice and in consideration of total direct compensation.

        Salary.    We believe that it is appropriate to provide a certain portion of NEO compensation that is fixed to be consistent with market practice and to facilitate retention. The salary level of the CEO is established by the Compensation Committee each January after evaluating individual performance and discussing the market data provided by Towers Watson. The salary levels of other NEOs are also set each January after evaluating and discussing the recommendations of the CEO and reviewing any relevant market survey information for the other NEO positions. In January 2015, the Compensation Committee increased the salaries of our NEOs from the 2014 levels as follows:

Name	2015 Salary	2014 Salary	% Increase

Hagge(1)	$1,000,000	$1,000,000	—
Kuhn	$520,000	$500,000	4%
Haffar	$470,000	$455,000	3%
Doherty	$520,000	$510,000	2%
Schaffer(2)	$440,000	$390,000	13%
(1)
Mr. Hagge declined the recommended increase by the Compensation Committee.

(2)
Mr. Schaffer's increase in salary was in part due to an effort to make his base salary more competitive with relevant market data.

        In considering the base salary increases for 2015, the Compensation Committee reviewed each NEO's 2014 relative positioning to the survey base salary and total cash compensation data as well as the recommendations of the CEO (for positions other than his own) and the performance of each of the executive officers. Generally, AptarGroup was aligned with the 50th percentile for base salary, and below the 50th percentile for actual total cash compensation, relative to the market survey data in 2015.

        Annual Performance Incentives.    AptarGroup's annual performance incentive programs have historically included objectives which are intended to reward continuous improvement and performance-based achievement, along with the objective of providing appropriate compensation to our executive officers. We believe that our annual performance incentive plans accomplish these important objectives and also reward short-term performance. To encourage executive officer share ownership, executive officers may elect to receive up to 50% of their annual performance cash incentive in the form of RSUs. If an executive elects to receive a portion of his or her annual performance cash incentive in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs. The value of each RSU is determined by the closing share price on the NYSE on the date of grant. RSUs convert into shares of our common stock if the recipient is still employed by us or is an AptarGroup retiree on the date that RSUs vest. RSUs vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units. In 2015, the only RSUs that were granted to NEOs were issued in lieu of a portion of the NEO's annual cash incentive award.

        The Compensation Committee has determined that the minimum annual performance incentive amount that can be awarded to each NEO is zero. The Compensation Committee believes that the annual performance incentive amounts should reflect AptarGroup's financial performance and, accordingly, if AptarGroup's results declined significantly, it should be possible that no annual performance incentive be awarded to the NEOs.

        The Compensation Committee has determined that the maximum annual performance incentive amount that can be awarded to each NEO is limited to 200% of base salary and in no circumstance greater than $3 million. The Compensation Committee believes that this maximum limit would allow the NEOs to be sufficiently rewarded for outstanding financial performance while considering the overall tax deductibility of such awards.

        Rather than setting thresholds with automatic awards, the annual performance incentive formulas are designed to provide for awards ranging from 0% to 200% of base salary depending on the outcome of the individual elements in the aggregate. Each element has a baseline, or starting point, from which a percentage of salary is established. These baseline percentages are then increased or decreased depending on our actual results as described below.

        The 2015 annual performance incentive amounts of Messrs. Hagge and Kuhn were based on a two-part formula that includes the following elements:

  •
  AptarGroup's adjusted diluted earnings per share, and

  •
  AptarGroup's adjusted return on equity.

        The Compensation Committee believes the annual performance incentive elements for the CEO and CFO should be closely aligned with stockholders' interests and, accordingly, selected the above two elements which are each integral drivers of stockholder value.

        The 2015 annual performance incentive amounts for the other NEOs, each of whom was a president of one of AptarGroup's three business segments, are based on a four-part formula that includes the following elements:

  •
  AptarGroup's adjusted diluted earnings per share,

  •
  AptarGroup's adjusted return on equity,

  •
  Business segment income, and

  •
  Ratio of business segment income to business segment capital.

        The Compensation Committee believes that it is important to award annual performance incentives to our segment presidents that are based on a combination of elements that are closely aligned with stockholder interests and segment-specific elements. The Compensation Committee believes that AptarGroup's earnings per share and return on equity elements accomplish the objective of aligning a portion of the segment presidents' annual performance incentive amounts with the interests of stockholders. The Compensation Committee also believes that each business segment president should be rewarded for increasing the profits of their respective segment and, consequently, business segment income ("segment income") is one of the annual performance incentive elements. Further, because our business is capital intensive and efficient use of capital resources is critical to our success, the annual performance incentive for segment presidents includes an element for the respective segment's income to capital ratio.

        In accordance with the Performance Incentive Plan that was approved by stockholders in 2013, the Compensation Committee determined that, for compensation purposes, the 2015 diluted earnings per share and return on equity metrics would be adjusted as follows: (i) to recognize certain extraordinary and non-recurring restructuring charges reported in 2013 that the Compensation Committee determined would be recognized ratably over a three-year period, beginning in 2014, (ii) to recognize one-third of the positive impact of the Company's change in an inventory valuation method reported in 2015 that the Compensation Committee determined would be recognized ratably over a three-year period, beginning in 2015, and (iii) to exclude transaction costs reported in 2015 related to the acquisition of Mega Airless.

Analysis of annual performance incentive elements for the CEO:

  •
  AptarGroup's adjusted diluted earnings per share ("EPS"):  If EPS equals the average of the EPS of the past three years ("Baseline EPS"), a baseline annual performance incentive of 40% of salary is determined. This baseline annual performance incentive percentage is then increased or decreased by a factor for each 1.5% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this element percentage would be between 0% and 40% of salary. If EPS were at or moderately above the Baseline EPS, this element percentage would be expected to be between 40% and 70% of salary. If EPS were significantly above the Baseline EPS, this element percentage would be expected to be between 70% and 100% of salary. Based on AptarGroup's EPS in 2015 of $2.99 (which has been adjusted as described above) as compared to the Baseline EPS, this annual performance incentive element percentage for 2015 was 57% of salary.

  •
  AptarGroup's adjusted return on equity ("ROE"):  AptarGroup's ROE element is calculated by dividing the fiscal year consolidated reported net income by the fiscal year's twelve month average stockholder's equity, each adjusted as discussed above. For this element, a 10% ROE is the Baseline Ratio and would result in a baseline annual performance incentive of 15% of salary. This baseline annual performance incentive percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example if the ROE ratio falls below 10%, no annual performance incentive percentage is awarded for this element. If the ratio is moderately above the Baseline Ratio, this element percentage would be expected to be between 15% and 25% of salary. If this ratio was significantly above the Baseline Ratio, this element percentage would be expected to be between 25% and 35% of salary. Based on AptarGroup's ROE of 17% in 2015 (which has been adjusted as described above), this annual performance incentive element percentage for 2015 was 43% of salary.

Analysis of annual performance incentive elements for the CFO:

  •
  AptarGroup's EPS and AptarGroup's ROE:  For the CFO, the annual performance incentive elements are the same as those of the CEO, however the CFO's annual performance incentive element percentages are 75% of the annual performance incentive element percentages described above for the CEO.

Analysis of annual performance incentive elements for the Segment Presidents:

  •
  AptarGroup's EPS:  If Baseline EPS is reached, a baseline annual performance incentive of 8% is determined. This baseline annual performance incentive percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this element percentage would be between 0% and 8% of salary. If EPS were at or moderately above the Baseline EPS, this element percentage would be expected to be between 8% and 15% of salary. If EPS were significantly above the Baseline EPS, this element percentage would be expected to be between 15% and 25% of salary. This annual performance incentive element percentage for 2015 was 14% of salary.

  •
  AptarGroup's ROE:  For this element, a 10% ROE is the Baseline Ratio and would result in a baseline annual performance incentive of 5% of salary. This baseline annual performance incentive percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example, if the ROE ratio falls below 10%, no annual performance incentive is awarded for this element. If the ratio is moderately above the Baseline Ratio, this element percentage would be expected to be between 5% and 10% of salary. If this ratio was significantly above the Baseline Ratio, this element percentage would be expected to be between 10% and 15% of salary. This annual performance incentive element for 2015 was 12% of salary.

  •
  Segment income:  Segment income is reported in the footnotes to our financial statements included in our quarterly and annual reports filed with the SEC. If segment income equals the average of the past three years ("Baseline Average"), a baseline annual performance incentive of 10% of salary is determined. This baseline annual performance incentive element is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline Average. For example, if segment income were at or below the Baseline Average, this element percentage would be between 0% and 10% of salary. If segment income were at or moderately above the Baseline Average, this element percentage would be expected to be between 10% and 20% of salary. If segment income were significantly above the Baseline Average, this element percentage would be expected to be between 20% and 40% of salary. The 2015 results of our Pharma segment were significantly above the Baseline Average, the 2015 results of our Beauty + Home segment (adjusted for certain extraordinary and non-recurring restructuring charges described above) were below the Baseline Average and the 2015 results of our Food + Beverage segment were significantly above the Baseline Average, consequently, the annual performance incentive elements for 2015 were 24%, 0% and 28% of salary, respectively.

  •
  Segment income to capital ratio:  The segment income to capital ratio is calculated by dividing the segment income for the year by the respective segment's fiscal twelve month average capital. Segment capital represents segment equity plus segment debt less segment cash and equivalents. This annual performance incentive element is based upon achieving certain fixed levels of segment income to capital ratios. The range of this element percentage is 0% to 24% of salary. For 2015, the segment income to capital annual performance incentive element percentages for the Pharma, Beauty + Home (based on adjusted segment income as described above) and Food + Beverage segments were 24%, 10% and 14% of salary, respectively.

        In 2015, the mix of salary versus annual performance incentive for the NEOs is represented in the following graphs. Annual performance incentive amounts include cash awards and any deferred cash awards taken in the form of RSUs.

  Long-term Performance Incentives.

        Stock Options and RSUs.    Another element of our compensation programs that we believe supports our philosophy and objectives of growing our business, increasing stockholder value and retaining our long-term, experienced management team, is our granting of equity awards to NEOs through our stockholder-approved Stock Awards Plans (the "SAP"). While the SAP provides for awards in the form of stock options, restricted stock, RSUs and other awards, NEOs have traditionally only been awarded stock options and, to a small degree, RSUs granted at the discretion of the Compensation Committee or issued to NEOs at their election in lieu of a portion of their annual performance cash incentive as described above. We believe that stock options and RSUs issued under our SAP are an effective form of equity compensation and that both of these forms of equity compensation have strong retentive value because they vest ratably over a three-year period (as described below). Additionally, the stock options and RSUs are meant to reward our NEOs for the long-term success and growth of our company, and facilitate further alignment of NEO and stockholder interest. Along with salary and annual performance incentives described above, we believe that the granting of equity incentivizes the NEOs to pursue specific short and long-term performance goals.

        Stock options granted under the SAP vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and option re-pricing is expressly prohibited by the SAP's terms. Fair market value is defined as the closing market price of a share of our common stock on the date of grant.

        All option awards made to NEOs or any other employee are authorized by the Compensation Committee. The Compensation Committee reviews the value of long-term incentive compensation in the competitive market when determining equity awards. The amount of compensation provided in the form of equity awards as determined by the Compensation Committee in a given year is dependent on the value of the option grant on the date of grant relative to the executive's cash compensation. The Compensation Committee has generally followed a practice of making all option grants to executive officers, including the NEOs, at its regularly scheduled meeting in January. The January meeting date has historically occurred approximately three to four weeks prior to the issuance of the press release reporting our earnings for the previous fiscal year. However, in light of ongoing discussions with regard to our potential acquisition of Mega Airless at the time of the Compensation Committee's regularly scheduled meeting in January 2016, the 2016 option grants were made in February 2016 following the issuance of the press release reporting our 2015 earnings. Going forward, the Compensation Committee expects to continue to make all option grants to executive officers in February following the issuance of the press release reporting our earnings for the previous fiscal year. The Compensation Committee believes that it is appropriate that annual awards be made on a consistent basis; however, the Compensation Committee retains discretion to make additional awards to NEOs or other employees at other times. Prior to 2015, NEOs were awarded a "fixed number" of options on the annual grant date. However, with the intention of managing compensation more effectively, better aligning with market practice, and providing a more consistent year-over-year grant value in long-term performance incentives, the Compensation Committee began awarding options to NEOs based on a "fixed dollar value" in 2015.

        Outperformance Awards.    In order to motivate the NEOs to increase stockholder value over the long-term, further align executive pay and stockholder value, and make our long-term executive compensation more competitive with our peers, Outperformance awards were granted to NEOs that are based on relative TSR over a three-year period. TSR is measured by share price appreciation of the Company's common stock over a three-year period and reinvestment of dividends. The Outperformance TSR Plan is designed to reward NEOs for superior value creation that results in the Company outperforming peers over several years. Specifically, the Outperformance TSR Plan provides that if the Company's TSR is equal to or exceeds the 50th percentile of the TSRs for companies that are included in the S&P 400 MidCap Index over a three-year performance period, the NEOs will be entitled to cash awards equal to a target percentage of base salary multiplied by a percentage determined by the relevant TSR as outlined in the table below. Cash was chosen as the payment form in part because it helps the Company better manage its share usage. The target amounts that are based on each NEO's base salary are:

NEO	% of Base Salary

Hagge	75%
All Other NEOs	37.5%

        In setting the target amount for Mr. Hagge, the Compensation Committee intended to provide future motivational value to Mr. Hagge, with significant upside based on achieving outstanding performance relative to companies that are included in the S&P 400 MidCap Index. Mr. Hagge recommended the specific target amounts for each of the other NEOs. The Compensation Committee evaluated these recommendations and determined that each target amount reflected the individual's contributions, was aligned with competitive market levels and was appropriate for retention purposes. If the Company's relative TSR performance is below the 50th percentile, there will be no cash payout.

        Cash awards in connection with the Outperformance TSR plan are performance based compensation—the awards are only paid to the extent the Company achieves TSR performance at or above the median of the S&P 400 MidCap Index over a three-year period. Below is a table showing the determination of cash awards an NEO may earn based upon different levels of achievement against the S&P 400 MidCap Index (of which AptarGroup is a component company) constituent company returns. The Compensation Committee chose the S&P 400 MidCap Index as the performance benchmark to reflect the Compensation

Committee's expectation that, over time, the Company's performance must be competitive with other investment alternatives that are similar to investing in the Company.

Company TSR Percentile Rank vs. S&P 400 MidCap Constituent Company Returns	Percentage of Cash Payment Earned

Below the 50th percentile	0%
50th percentile	100%
75th percentile	200%
90th percentile and above	250%

        Cash awards will be interpolated for relative performance that falls between the 50th and 75th quartiles, and 75th and 90th quartiles. The earliest a payment could be made with respect to a cash award granted in 2015 under the Outperformance TSR Plan is 2018.

  Other Compensation Elements.

        Post-termination compensation.    The employment agreements of our NEOs provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Compensation Committee's decisions concerning other compensation elements. We believe that the post-termination commitments included in the NEOs' agreements are not substantially different from what is typical at other companies with revenues similar to those of AptarGroup. Additional information about the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2015, is found under "Potential Payments Upon Termination of Employment."

        Retirement Plan Arrangements.    We also offer pension plans to our employees, including NEOs. Pension plans serve a critically important role in the retention of our senior executives, as plan benefits increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue to work on behalf of our stockholders. Additional information regarding our pension plans is found under "Pension Benefits."

        We maintain profit sharing and savings plans for our employees, including NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. These plans permit employees to make such savings in a manner that is relatively tax efficient.

        Perquisites.    Perquisites have historically not been a significant percentage of overall NEO compensation and therefore generally do not affect the decisions of the Compensation Committee when determining other elements of compensation. These perquisites can include a company-provided automobile, memberships in social and professional clubs, and supplemental life insurance, among others. The Compensation Committee believes it is necessary to provide NEOs with a limited range of perquisites similar to those provided by other companies in order to recruit and retain the best executive talent. The Compensation Committee reviews the perquisites provided to its NEOs on a regular basis.

Analysis of Our Compensation Programs

        AptarGroup's compensation programs for our NEOs are designed to support our compensation philosophy and objectives. Accordingly, the Compensation Committee aims to achieve a balance between short-term and long-term rewards using a combination of cash and equity-based compensation, while establishing a competitive overall compensation package that includes a competitive base salary. The use of time vested equity and Outperformance awards also allows the Compensation Committee to align the interests of NEOs with those of stockholders while providing compensation with retentive qualities.

        The program's specific objectives are as follows:

        A Substantial Portion of NEO Compensation Should Be Performance-Based.    Our compensation program is designed to reward AptarGroup's short-term and long-term performance. In addition to base salary, the other prominent elements of total NEO compensation are annual performance incentive amounts, stock option grants and Outperformance awards.

        For 2015, total performance-based compensation (annual performance incentive cash payments and the grant date fair values of any RSUs taken in lieu of cash, options and Outperformance awards) represented approximately 73% of total compensation (excluding changes in pension benefit valuations) for the NEOs on an aggregate basis. Taken together, the total performance-based compensation amount represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2015:

NEO	% of Total Compensation

Hagge	78%
Kuhn	70%
Haffar	69%
Doherty	65%
Schaffer	71%

        The graphs below illustrate the amount of performance-based compensation (annual performance cash incentive, equity awards and Outperformance awards, each shown separately) in relation to salary and other compensation. Amounts are represented as percentages of total compensation (excluding changes in pension benefit valuations).

        When reviewing the portion of compensation that is performance-based as described above in relation to total compensation, the Compensation Committee does not include in total compensation any changes in the actuarial valuation of accrued pension benefits because these values can change dramatically if actuarial assumptions change. In addition, when determining the appropriate amount of equity based compensation to be awarded to executive officers, the Compensation Committee considers the value of the equity relative to market practice and in consideration of total direct compensation.

        A Substantial Portion of NEO Compensation Should Be Equity-Based.    The Compensation Committee reviews the value of long-term incentive compensation in the competitive market when determining equity-based awards as well as the quantity of shares given to NEOs in prior years. The amount of compensation provided in the form of equity-based awards as determined by the Compensation Committee in a given year is dependent on the value of the option grant and the value of the Outperformance award on the date of grant relative to the executive's cash compensation. We believe that our current compensation program for NEOs, pursuant to which a portion of compensation is in the form of equity-based awards, strikes a reasonable balance. We believe that this mix of equity-based awards and cash compensation gives our NEOs a substantial alignment with stockholders, while also permitting the Compensation Committee to motivate the NEOs to pursue specific short- and long-term performance goals. For 2015, total equity-based compensation (comprised of the value of stock options, RSU grants and Outperformance awards) represented approximately 61% of total compensation (excluding changes in pension benefit valuations) for the NEOs on an aggregate basis, and total cash and other compensation (comprised of salary, annual performance cash incentive and other compensation) represented approximately 39% of total compensation (excluding changes in pension benefit valuations). Total equity-based compensation represented the following percentages of total compensation (excluding changes in pension benefit valuations) for each NEO in 2015:

NEO	% of Total Compensation

Hagge	65%
Kuhn	56%
Haffar	59%
Doherty	53%
Schaffer	62%

        When including stock options that are exercisable and RSUs that are vesting within 60 days of March 10, 2016 (the date of record for voting at the annual meeting), AptarGroup's executive officers and directors, as a group, own approximately 6% of the outstanding shares of our common stock.

Stock Ownership

        Under the stock ownership guidelines, the executive officers must own Company common stock and/or hold RSUs representing a value that is as follows: for the CEO, five times his base salary; for the remaining executive officers, one times their base salary. Under the guidelines, executive officers have to achieve the respective levels of ownership within a phase-in period consisting of five years from the date such executive officer attains their respective position. As of December 31, 2015, every NEO is either in compliance with the guidelines or within the phase-in period.

Compensation Committee's Use of Consultants and Consultant's Independence

        The Compensation Committee of our Board of Directors has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the AptarGroup website located at: www.aptar.com. Under this charter, the Compensation Committee has the authority to retain outside advisers as deemed necessary, and in 2015 the Compensation Committee retained Towers Watson, a global Human Resources consulting firm. The Compensation Committee has determined that Towers Watson is independent according to the advisor independence factors outlined by the NYSE. In making this independence determination, the Compensation Committee recognized that Towers Watson provides other services to the Company. The Compensation Committee determined that the nature of these other services, described below, together with protocols implemented by Towers Watson, did not give rise to any conflict of interest. Fees paid to Towers Watson for services rendered in 2015 to the Compensation Committee for executive compensation consultation (including the proxy and survey benchmarking, participation in meetings with AptarGroup and its Compensation Committee and other requests from the Compensation Committee) totaled approximately $174,000 in fees. AptarGroup also engaged Towers Watson for other services that were provided to the Company, primarily related to compensation market survey data, employee engagement surveys and retirement/actuarial analysis. These services were also considered by the Compensation Committee in connection with its independence determination of Towers Watson, and totaled approximately $188,000 in fees.

Stock Trading Guidelines

        We have an Insider Trading Policy that applies to senior management, including our NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging, pledging or offsetting transactions regarding our common stock.

Tax Considerations

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for annual compensation in excess of $1 million paid to each of our CEO and our three other most highly compensated executive officers other than our CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it is performance-based, as defined in Section 162(m). The Compensation Committee structures compensation to take advantage of this exemption under Section 162(m) to the extent practicable, while satisfying the Company's compensation policies and objectives. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when deemed necessary to enable the Company to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation.

Compensation Committee Report

        The Compensation Committee of the Board of Directors oversees AptarGroup's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

        In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and this proxy statement.

Compensation Committee
George L. Fotiades (Chair) King W. Harris Giovanna Kampouri Monnas

2015 Summary Compensation Table

        The table below contains compensation information for the NEOs of AptarGroup. The non-equity incentive compensation plan amounts are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of AptarGroup were completed. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2015, see our "Compensation Discussion and Analysis."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value of Stock Awards ($)(1)	Grant Date Fair Value of Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Stephen J. Hagge	2015	1,000,000	—	1,132,500	1,899,995	600,000	387,129	19,479	5,039,103
President and	2014	1,000,000	—	1,207,500	2,151,800	375,000	1,157,800	19,786	5,911,886
Chief Executive Officer	2013	925,000	—	399,600	1,313,700	333,000	189,476	19,797	3,180,573
Robert W. Kuhn	2015	520,000	—	349,650	650,006	240,000	49,109	19,566	1,828,331
Executive Vice President	2014	500,000	—	309,375	742,000	180,000	354,479	16,738	2,102,592
and Chief Financial Officer	2013	470,000	—	120,000	453,000	153,800	13,110	18,379	1,228,289
Salim Haffar	2015	470,000	—	362,018	650,006	173,900	70,339	44,859	1,771,122
President, Aptar Pharma	2014	468,983	—	180,319	742,000	309,400	30,520	53,999	1,785,221
(effective January 1, 2014)
Patrick Doherty	2015	520,000	—	169,650	650,006	187,200	129,718	24,838	1,681,412
President,	2014	510,000	—	193,163	742,000	147,900	427,243	26,378	2,046,684
Aptar Beauty+Home (retired	2013	485,000	—	—	453,000	145,500	33,978	29,130	1,146,608
December 31, 2015)
Eldon Schaffer	2015	440,000	—	323,070	650,006	149,600	65,752	15,727	1,644,155
President, Aptar	2014	390,000	—	281,093	742,000	111,150	215,649	12,667	1,752,559
Food+Beverage (President,	2013	345,000	—	113,850	453,000	94,875	—	13,499	1,020,224
Aptar Beauty + Home
effective January 1, 2016)
(1)
Stock Award compensation for Messrs. Hagge, Kuhn, Haffar and Schaffer includes the fair value of RSUs granted in lieu of a portion of the executive's annual performance incentive for that year, at the executive's election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the annual performance incentive (non-equity incentive compensation plan amount) that was taken in the form of RSUs in lieu of cash. RSUs vest over a three-year period. The number of RSUs granted to Messrs. Hagge, Kuhn, Haffar and Schaffer with respect to 2015 performance is included in the table below. The number of RSUs granted was determined by dividing the amount of the annual performance incentive taken in RSUs and the additional 20% on that amount by the closing market price of our common stock ($73.33) on February 26, 2016.

	Amounts Included In Stock Awards Column Above Taken In Lieu Of Cash ($)/(# RSUs)	Amounts Included In Stock Awards Column For Additional 20% On Amounts Taken In Lieu of Cash ($)/(# RSUs)	Combined Total ($)/(# RSUs)

S. Hagge	$400,000/5,455	$80,000/1,091	$480,000/6,546
R. Kuhn	$150,000/2,046	$30,000/409	$180,000/2,455
S. Haffar	$173,900/2,372	$34,780/474	$208,680/2,846
E. Schaffer	$149,600/2,040	$29,920/408	$179,520/2,448

    Stock Award compensation for Messrs. Hagge, Kuhn, Haffar, Doherty and Schaffer also includes the values of Outperformance awards, which are reported (i) at their grant date fair value based upon the probable outcome of certain TSR conditions and (ii) in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures) (i.e., $652,500 for Mr. Hagge, $169,650 for Mr. Kuhn, $153,338 for Mr. Haffar, $169,650 for Mr. Doherty and $143,550 for Mr. Schaffer). At the highest level of performance conditions achieved, the values of the Outperformance awards granted in 2015 would be $1,875,000 for Hagge, $487,500 for Kuhn, $440,625 for Haffar, $487,500 for Doherty and $412,500 for Schaffer.

(2)
Option Award values represent the grant date fair values determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the expense related to options can be found in Note 15, "Stock-Based Compensation" to AptarGroup's audited financial statements for the year ended December 31, 2015, included in AptarGroup's Annual Report on Form 10-K filed with the SEC on February 25, 2016 ("AptarGroup's Financial Statements").

(3)
All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 8, "Retirement and Deferred Compensation Plans" to AptarGroup's Financial Statements.

(4)
The amount of other compensation in 2015 includes Company contributions to profit sharing and savings plans, premiums related to Company-provided term life insurance and supplemental disability insurance, and amounts related to a Company-provided automobile for all NEOs. Also, the amount of other compensation in 2015 includes club dues for Mr. Hagge. The amount of other compensation in 2015 for Mr. Haffar includes Company contributions related to a profit share program of approximately $20,450.

2015 Grants of Plan-Based Awards

        The table below includes information regarding the estimated possible annual performance incentive amounts for 2015 for the named executive officers relating to their annual performance incentive formulas and Outperformance awards.

        The table below also includes information regarding grants of stock options in 2015 and grants of RSUs that were awarded in 2015. The grant date fair value of RSUs is calculated using, and the exercise price of option awards represents, the closing price of AptarGroup's common stock on the NYSE on the date of grant (or the last trading day preceding the date of grant is such date of grant is not a trading day).

2015 GRANTS OF PLAN-BASED AWARDS
									All Other Stock Awards: Number of Shares of Stock or Units (#)(8)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(9)
Name	Grant Date	Grant Type (1)	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold ($)(5)	Target ($)(6)	Maximum ($)(7)

S. Hagge	01/14/15	NQSO	—	—	—	—	—	—	—	148,090	64.60	1,899,995
	01/14/15	OA	—	—	—	—	750,000	1,875,000	—	—	—	652,500
	02/28/15	RSU	—	—	—	—	—	—	6,832	—	—	450,000
	02/28/15	API	—	—	2,000,000	—	—	—	—	—	—	—
R. Kuhn	01/14/15	NQSO	—	—	—	—	—	—	—	50,663	64.60	650,006
	01/14/15	OA	—	—	—	—	195,000	487,500	—	—	—	169,650
	02/28/15	RSU	—	—	—	—	—	—	1,822	—	—	120,000
	02/28/15	API	—	—	1,040,000	—	—	—	—	—	—	—
S. Haffar	01/14/15	NQSO	—	—	—	—	—	—	—	50,663	64.60	650,006
	01/14/15	OA	—	—	—	—	176,250	440,625	—	—	—	153,338
	02/28/15	API	—	—	940,000	—	—	—	—	—	—	—
P. Doherty	01/14/15	NQSO	—	—	—	—	—	—	—	50,663	64.60	650,006
	01/14/15	OA	—	—	—	—	195,000	487,500	—	—	—	169,650
	02/28/15	API	—	—	1,040,000	—	—	—	—	—	—	—
E. Schaffer	01/14/15	NQSO	—	—	—	—	—	—	—	50,663	64.60	650,006
	01/14/15	OA	—	—	—	—	165,000	412,500	—	—	—	143,550
	02/28/15	RSU	—	—	—	—	—	—	2,025	—	—	133,380
	02/28/15	API	—	—	880,000	—	—	—	—	—	—
(1)
During fiscal year 2015, NEOs received four types of plan-based awards: Nonqualified Stock Options ("NQSO"), Outperformance Awards ("OA"), Restricted Stock Units ("RSU") and Annual Performance Incentives (in cash) ("API").

(2)
The annual performance incentive programs allow for reduction factors that would result in no award being made should the Company's results significantly fall short of averages of the past several years and there are no set thresholds.

(3)
The Company does not establish incentive targets. See our "Compensation Discussion and Analysis" for further information regarding annual performance incentive programs.

(4)
The maximum award allowed under our annual performance incentive plans is 200% of salary provided that no award shall exceed $3 million.

(5)
The Outperformance TSR Plan provides that if AptarGroup's relative TSR performance is below the 50th percentile relative to companies that are included in the S&P 400 MidCap Index over the three-year performance period, there will be no cash payout associated with the Outperformance awards (i.e., there are no set thresholds in the Outperformance TSR Plan).

(6)
The target for Outperformance awards is 100% of the cash award. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the determination of the Outperformance awards.

(7)
The maximum award allowed under Outperformance awards is 250% of the target cash award. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the determination of the Outperformance awards.

(8)
Amounts on February 28, 2015 represent RSUs granted to Messrs. Hagge, Kuhn and Schaffer at their election to receive RSUs in lieu of a portion of their 2014 annual performance incentive (paid/awarded in 2015) and an additional 20% of the elected amount granted to those officers making such election.

(9)
Outperformance awards in this column are reported (i) at their grant date fair value based upon the probable outcome of certain TSR conditions and (ii) in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures).

2015 Outstanding Equity Awards at Fiscal Year-End

        The table below provides information on the holdings of stock option and stock awards by the named executive officers as of December 31, 2015.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

S. Hagge		—	—	—	—	12,961	941,617	—
	01/17/07	20,000	—	30.45	01/17/17	—	—	—
	01/16/08	82,500	—	37.52	01/16/18	—	—	—
	01/14/09	75,000	—	30.56	01/14/19	—	—	—
	01/20/10	75,000	—	36.42	01/20/20	—	—	—
	01/12/11	75,000	—	48.20	01/12/21	—	—	—
	01/11/12	143,000	—	51.80	01/11/22	—	—	—
	01/16/13	96,667	48,333	51.57	01/16/23	—	—	—
	01/15/14	48,333	96,667	68.00	01/15/24	—	—	855,000
	01/14/15	—	148,090	64.60	01/14/25	—	—	1,057,500
R. Kuhn		—	—	—	—	3,774	274,181	—
	01/20/10	10,000	—	36.42	01/20/20	—	—	—
	01/12/11	43,000	—	48.20	01/12/21	—	—	—
	01/11/12	50,000	—	51.80	01/11/22	—	—	—
	01/16/13	33,333	16,667	51.57	01/16/23	—	—	—
	01/15/14	16,666	33,334	68.00	01/15/24	—	—	213,750
	01/14/15	—	50,663	64.60	01/14/25	—	—	274,950

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

S. Haffar		—	—	—	—	834	60,590	—
	09/02/13	333	16,667	58.81	09/02/23	—	—	—
	01/15/14	16,666	33,334	68.00	01/15/24	—	—	182,484
	01/14/15	—	50,663	64.60	01/14/25	—	—	248,513
P. Doherty		—	—	—	—	—	—	—
	01/11/12	50,000	—	51.80	01/11/22	—	—	—
	01/16/13	33,333	16,667	51.57	01/16/23	—	—	—
	01/15/14	16,666	33,334	68.00	01/15/24	—	—	218,025
	01/14/15	—	50,663	64.60	01/14/25	—	—	274,950
E. Schaffer		—	—	—	—	3,645	264,809	—
	01/16/08	7,000	—	37.52	01/16/18	—	—	—
	01/14/09	20,000	—	30.56	01/14/19	—	—	—
	01/20/10	20,000	—	36.42	01/20/20	—	—	—
	01/12/11	20,000	—	48.20	01/12/21	—	—	—
	01/11/12	35,000	—	51.80	01/11/22	—	—	—
	01/16/13	33,333	16,667	51.57	01/16/23	—	—	—
	01/15/14	16,666	33,334	68.00	01/15/24	—	—	166,725
	01/14/15	—	50,663	64.60	01/14/25	—	—	232,650

(1)
Stock options vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. The unexercisable options become exercisable (vest) in the months indicated:

	January 2016	September 2016	January 2017	January 2018	Total
S. Hagge	147,030		98,697	49,363	293,090
R. Kuhn	50,222		33,555	16,887	100,664
S. Haffar	33,555	16,667	33,555	16,887	100,664
P. Doherty	50,222		33,555	16,887	100,664
E. Schaffer	50,222		33,555	16,887	100,664
(2)
Stock options are granted with an exercise price equal to closing price of AptarGroup's common stock on the NYSE on the date of grant.

(3)
Stock awards represent RSUs that were granted in lieu of a portion of the annual performance incentive taken in cash, and awards granted at the discretion of the Compensation Committee. RSUs granted vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. The following numbers of units vest for each respective executive officer in the months indicated:

	February 2016	September 2016	February 2017	February 2018	Total
S. Hagge	6,392		4,291	2,278	12,961
R. Kuhn	1,954		1,213	607	3,774
S. Haffar		834			834
E. Schaffer	1,721		1,249	675	3,645
(4)
The market value of RSUs that have not yet vested is calculated using the closing price of AptarGroup's common stock on the NYSE on December 31, 2015, which was $72.65 per share.

(5)
This column represents the performance value (payable in cash) of the Outperformance awards as of December 31, 2015. However, since the payout values associated with the Outperformance awards are based on the Company's relative TSR against the S&P 400 MidCap Index over a 3-year performance period, we are unable to currently determine the actual payout values associated with the Outperformance awards. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the vesting of the Outperformance awards. The Outperformance award payout value associated with Mr. Haffar's grant on January 15, 2014 is denominated in Euros and translated at a two-year average exchange rate.

2015 Option Exercises and Stock Vested

        The table below provides information on stock option exercises and the vesting of RSUs in 2015.

2015 OPTION EXERCISES AND STOCK VESTED
	Stock Options		Restricted Stock Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

S. Hagge	120,000	4,665,750	4,494	296,020
R. Kuhn	33,000	883,080	2,187	143,885
S. Haffar	33,000	428,175	833	54,811
P. Doherty	86,000	2,375,320	—	—
E. Schaffer	13,000	452,080	1,045	68,834
(1)
Value realized represents the difference between the closing price on the NYSE of AptarGroup's common stock on the date of exercise and the exercise price of the option award.

(2)
Value realized represents the closing price on the NYSE of AptarGroup's common stock on the date of vesting multiplied by the number of shares vested.

Employment Agreements

        Mr. Hagge's employment agreement provides for employment through December 31, 2016, at a minimum salary of $1,040,000 (which is the 2016 salary approved by the Compensation Committee) per year, which amount may be increased (but not decreased) over the remaining term of the agreement. In addition to participation in executive benefit programs on the same basis as other executives, Mr. Hagge is entitled to additional term life and supplementary long-term disability insurance coverage.

        If employment ends on account of death, Mr. Hagge's estate will receive one-half of the annual salary that Mr. Hagge would have received until the second anniversary of his death. If employment ends due to the expiration of the agreement, Mr. Hagge is entitled to receive an amount equal to one year's base salary (based on the salary then in effect) and medical and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Hagge terminates the agreement without "good reason" (as defined in the agreement), he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Mr. Hagge is terminated without "cause"

(as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

        After a change in control of AptarGroup, if Mr. Hagge's employment is terminated by AptarGroup or its successor other than for cause, disability or death, or if Mr. Hagge terminates his employment for "good reason," in each case within two years following the change in control, Mr. Hagge is entitled to receive a lump-sum payment equal to (i) three times his highest annualized salary during the 12 month period preceding the termination and (ii) three times the average of the annual performance incentives in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, as well as the continuation of medical, disability and life insurance benefits for three years. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Hagge from, among other things, becoming employed by a competitor of AptarGroup for a period of one or two years following termination (depending on the nature of the termination).

        The employment agreements of Messrs. Kuhn, Haffar and Schaffer contain terms that are substantially the same as those found in Mr. Hagge's agreement, except that each of these agreements provides (i) for automatic extensions, as of each January 1st commencing January 1, 2016, for one additional year unless either AptarGroup or the executive terminates such automatic extension by written notice to the other party at least 30 days prior to the automatic extension date, but in no event will not continue later than December 31st of the year in which the executive turns 65 and (ii) that Messrs. Kuhn, Haffar and Schaffer will receive minimum annual salaries of $540,000, $510,000 and $510,000, respectively (which are the 2016 salaries that were approved by the Compensation Committee). These annual salaries may be increased (but not decreased) over the remaining terms of the agreements. After a change in control of AptarGroup, if Messrs. Kuhn, Haffar or Schaffer are terminated by AptarGroup or its successor other than for cause, disability or death, or if Messrs. Kuhn, Haffar or Schaffer terminates his employment for "good reason," in each case within two years following the change in control, Messrs. Kuhn, Haffar, and Schaffer are entitled to receive a lump-sum payment equal to (x) two and one-half times his highest annualized salary during the 12 month period preceding the termination and (y) two and one-half times the average of the annual performance incentives in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, as well as the continuation of medical, disability, and life insurance benefits for two and one-half years.

        Mr. Doherty's employment agreement was not renewed upon Mr. Doherty's retirement effective December 31, 2015.

        For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see "Potential Payments Upon Termination of Employment."

Pension Benefits

        Substantially all of the U.S. employees of AptarGroup and its subsidiaries are eligible to participate in the AptarGroup Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year's compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year's "Covered Compensation" and 1.85% of such year's compensation above such "Covered Compensation" and for each year thereafter, 1.2% of such year's compensation. The employee's compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, annual performance incentives, subject to such year's limit applicable to tax-qualified retirement plans. The employee's "Covered Compensation" under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

        U.S. employees of AptarGroup and its subsidiaries participating in the Pension Plan are also eligible for AptarGroup's non-qualified supplemental retirement plan ("SERP"). The annual benefit payable to an employee under the SERP upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his years of credited service under the SERP. The annual accrued benefits are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant's "Supplemental Earnings;" and for each year after 35 years of credited service, 1.2% of such year's "Supplemental Earnings." "Supplemental Earnings" is generally the difference between (i) the participant's earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant's recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

        The table below includes information relating to the defined benefit retirement plans of each NEO Assumptions used to determine the present value of accumulated benefit as of December 31, 2015 are the same as those found in Note 8, "Retirement and Deferred Compensation Plans" to AptarGroup's Financial Statements.

PENSION BENEFITS
Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)

S. Hagge	Employees' Retirement Plan	34	1,218,177
	Supplemental Retirement Plan	34	3,514,559
R. Kuhn	Employees' Retirement Plan	28	568,845
	Supplemental Retirement Plan	28	482,665
S. Haffar	Employees' Retirement Plan	10	68,512
	Supplemental Retirement Plan	10	62,874
P. Doherty	Employees' Retirement Plan	28	877,974
	Supplemental Retirement Plan	28	980,146
E. Schaffer	Employees' Retirement Plan	26	453,228
	Supplemental Retirement Plan	26	270,802
(1)
The AptarGroup, Inc. Employees' Retirement Plan (Employees' Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

Potential Payments Upon Termination of Employment

        The following table provides information concerning potential payments or other compensation that could have been awarded to the named executives if any of the various termination scenarios presented below occurred on December 31, 2015.

Name	Normal Expiration of Employment Agreement	Voluntary or With Cause Termination	Involuntary Termination	Involuntary or Good Reason Termination After a CIC	Disability	Death

S. Hagge
Cash Payment	1,000,000	—	3,000,000	5,983,000	666,700	1,000,000
Continuation of Medical/Welfare Benefits	10,800	—	—	43,800	—	—
Acceleration of Equity Awards (Value as of 12/31/15)	—	—	—	3,602,101	3,602,101	3,602,101
Outperformance Awards(1)	—	—	922,500	1,912,500	922,500	922,500
Total Termination Benefits	1,010,800	—	3,922,500	11,541,401	5,191,301	5,524,601
R. Kuhn
Cash Payment	520,000	—	1,430,000	2,311,083	346,684	520,000
Continuation of Medical/Welfare Benefits	9,600	—	—	25,500	—	—
Acceleration of Equity Awards (Value as of 12/31/15)	—	—	—	1,188,361	1,188,361	1,188,361
Outperformance Awards(1)	—	—	234,150	488,700	234,150	234,150
Total Termination Benefits	529,600	—	1,664,150	4,013,644	1,769,195	1,942,511
S. Haffar
Cash Payment	470,000	—	1,287,800	2,011,017	313,349	470,000
Continuation of Medical/Welfare Benefits	9,600	—	—	25,500	—	—
Acceleration of Equity Awards (Value as of 12/31/15)	—	—	—	854,101	854,101	854,101
Outperformance Awards(1)	—	—	204,494	430,997	204,494	204,494
Total Termination Benefits	479,600	—	1,492,294	3,321,615	1,371,944	1,528,595

Name	Normal Expiration of Employment Agreement	Voluntary or With Cause Termination	Involuntary Termination	Involuntary or Good Reason Termination After a CIC	Disability	Death

P. Doherty(2)
Cash Payment	—	—	—	—	—	—
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Equity Awards (Value as of 12/31/15)	—	—	—	—	—	—
Outperformance Awards(1)	—	—	—	—	—	—
Total Termination Benefits	—	—	—	—	—	—
E. Schaffer
Cash Payment	440,000	—	1,179,200	1,848,658	293,348	440,000
Continuation of Medical/Welfare Benefits	9,600	—	—	25,500	—	—
Acceleration of Equity Awards (Value as of 12/31/15)	—	—	—	1,439,709	1,439,709	1,439,709
Outperformance Awards(1)	—	—	188,700	399,375	188,700	188,700
Total Termination Benefits	449,600	—	1,367,900	3,713,242	1,921,757	2,068,409
(1)
This row assumes that potential payouts will be based on AptarGroup's relative TSR compared to the S&P 400 MidCap Index as of December 31, 2015. However, since the payout values associated with the Outperformance awards are based on the Company's relative TSR against the S&P 400 MidCap Index over a 3-year performance period, we are unable to currently determine the actual payout values associated with the Outperformance awards. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the vesting of the Outperformance awards. The payments associated with Mr. Haffar's Outperformance awards granted on January 15, 2014, are in denominated in Euros and translated at a two-year average exchange rate.

(2)
Mr. Doherty served as an executive officer of the Company through December 31, 2015. As a result of Mr. Doherty's retirement, he will not receive any benefits related to (i) the expiration of his Employment Agreement, (ii) involuntary termination, (iii) involuntary or good reason termination after a CIC, (iv) disability or (v) death. Outperformance awards will continue to vest in connection with Mr. Doherty's retirement; the current value of such awards is $237,000.

Normal Expiration of Employment Agreement

        As a condition to the employment agreements of Messrs. Hagge, Kuhn, Haffar and Schaffer each would receive his current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health and term life premiums) for a period of one year following the date of expiration of his agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months.

Voluntary or With Cause Termination

        Messrs. Hagge, Kuhn, Haffar and Schaffer are not entitled to additional benefits if they voluntarily terminate their employment prior to the normal expiration of their respective agreements or they are terminated with cause. Equity awards and Outperformance awards granted to NEOs continue to vest upon retirement (and in the case of Outperformance awards, are paid on a pro-rated performance period) and Mr. Hagge is retirement eligible; Mr. Doherty retired December 31, 2015. For a description of the value of outstanding equity awards as of December 31, 2015, see the second paragraph under "Involuntary or Good Reason Termination After a Change in Control" below.

Involuntary Termination

        For Messrs. Hagge, Kuhn, Haffar and Schaffer amounts shown above represent their base salaries, annual performance incentive amounts and amounts paid in connection with Outperformance awards. Amounts would be paid on a monthly basis for the remaining term of each respective agreement.

Involuntary or Good Reason Termination After a Change in Control ("CIC")

        Cash payment amounts shown for Mr. Hagge represent, according to his employment agreements and the CIC provisions therein, three times his highest annualized salary during the 12 month period preceding the termination and three times the average of his annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. The cash payment amounts shown for Messrs. Kuhn, Haffar and Schaffer represent, according to their employment agreements and the CIC provisions therein, two and one-half times their highest annualized salary during the 12 month period preceding the termination and two and one-half times the average of their annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The employment agreement of Mr. Hagge also provides for the continuation of health and welfare benefits currently provided, for a period of three years following the date of termination. The agreements of Messrs. Kuhn, Haffar and Schaffer also provide for the continuation of health and welfare benefits currently provided, for a period of two and one-half years following the date of termination.

        AptarGroup's employee stock option and RSU agreements, and the Outperformance TSR Plan, provide for the acceleration of vesting upon a CIC. The amounts shown represent the value of unvested stock options and the market value of RSUs as of December 31, 2015. The Outperformance award amounts are based on AptarGroup's actual relative TSR compared to the S&P 400 MidCap Index for 2015. Further information regarding unvested stock options and RSUs can be found under "Outstanding Equity Awards at Fiscal Year-End." The accelerated stock option values included in the above table represent the difference between the closing price of AptarGroup's common stock on the NYSE on December 31, 2015 ("Closing Price") which was $72.65 per share, and the exercise prices of the respective unvested stock options multiplied by the number of unvested stock options. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs.

Disability

        The employment agreements of Messrs. Hagge, Kuhn, Haffar and Schaffer provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. A portion of the payments are covered under insurance policies paid for by AptarGroup. The cash payment amounts included in the above table for Messrs. Hagge, Kuhn, Haffar and Schaffer represent one year of disability payments under this scenario. In addition, AptarGroup's employee stock option and RSU agreements provide for the acceleration of vesting in the event of disability. Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

        Upon death, the employment agreements of Messrs. Hagge, Kuhn, Haffar and Schaffer provide their estates with one-half of their annual salary that they would have received until the second anniversary of their death. AptarGroup's employee stock option and RSU agreements provide for the acceleration of vesting in the event of death and the values shown in the table above for this scenario are the same as those shown under the Disability and Involuntary or Good Reason Termination After a CIC scenarios.

CIC without Termination

        The named executive officers are not entitled to additional benefits if there is a CIC without termination within two years of the CIC event other than the acceleration of equity award and Outperformance award vesting.

Non-compete Information

        The agreements of Messrs. Hagge, Kuhn, Haffar, Doherty and Schaffer require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company.

Pension Related Benefits

        Information concerning pension benefits can be found under the heading "Pension Benefits."

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information, as of December 31, 2015, relating to AptarGroup's equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. AptarGroup does not have any equity compensation plans that were not approved by stockholders.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities reflected in Column (a)) (c)

Equity compensation plans approved by stockholders(1)	8,420,764	(2)	$51.61	(3)	2,386,818
(1)
Plans approved by stockholders include director and employee equity award plans.

(2)
Includes 85,233 RSUs.

(3)
RSUs are excluded when determining the weighted average exercise price of outstanding options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table contains information with respect to the beneficial ownership of common stock, as of March 10, 2016, by (a) the persons known by AptarGroup to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director or director nominee of AptarGroup, (c) each of the executive officers of AptarGroup named in the Summary Compensation Table above, and (d) all directors and executive officers of AptarGroup as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
	Shares Owned
			Options Exercisable Within 60 Days of March 10, 2016
Name	Number of Shares(1)	Percentage(2)

State Farm Mutual Automobile Insurance Company(3) One State Farm Plaza, Bloomington, IL 61710	6,444,169	10.2	—
Vanguard Group(4) 100 Vanguard Boulevard, Malvern, PA 19355	4,760,566	7.6	—
Blackrock, Inc.(5) 55 East 52nd Street, New York, NY 10022	4,689,264	7.5	—
Neuberger Berman Group LLC(6) 605 Third Avenue, New York, NY 10158	3,602,687	5.7	—
Capital Research Global Investors(7) 333 South Hope Street, Los Angeles, CA 90071	3,570,000	5.7	—
Eaton Vance(8) 2 International Place Boston, MA 02110	3,297,961	5.2	—
Alain Chevassus	37,893	*	25,333
Patrick Doherty	163,990	*	150,220
George L. Fotiades	41,937	*	34,833
Maritza Gomez Montiel	2,060	*	—
Salim Haffar	37,087	*	33,666
Stephen J. Hagge(9)	814,722	1.3	741,529
King W. Harris(10)	395,798	*	48,833
Giovanna Kampouri Monnas	14,633	*	9,500
Andreas C. Kramvis	8,393	*	6,333
Robert W. Kuhn	224,671	*	203,220
Peter H. Pfeiffer	1,355,015	2.1	454,333
Eldon Schaffer	215,731	*	202,220
Dr. Joanne C. Smith(11)	48,806	*	42,499
Ralf K. Wunderlich	23,187	*	—
All Directors and Executive Officers as a Group (16 persons)(12)	3,556,754	5.5	2,121,118

*
Less than one percent.

(1)
Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable within 60 days of March 10, 2016.

(2)
Based on 62,919,322 shares of common stock outstanding as of March 10, 2016 plus options to purchase shares held by any such person that are exercisable within 60 days of that date.

(3)
The information as to State Farm Mutual Automobile Insurance Company and related entities is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2015, filed with the SEC pursuant to Section 13(d) of the Exchange Act.

(4)
The information as to Vanguard Group. and related entities ("Vanguard") is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2015, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Vanguard has the sole power to vote 48,280 shares, the sole power to dispose of 4,715,422 shares, the shared power to vote 3,500 shares and the shared power to dispose of 45,144 shares.

(5)
The information as to Blackrock, Inc. ("Blackrock") and related entities is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2015, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Blackrock has the sole power to vote 4,333,372 shares and the sole power to dispose of 4,689,264 shares.

(6)
The information as to Neuberger Berman Group LLC and related entities ("Neuberger & Berman") is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2015, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Neuberger & Berman has the shared power to vote and dispose of 3,602,687 shares.

(7)
The information as to Capital Research Global Investors is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2015, filed with the SEC pursuant to Section 13(d) of the Exchange Act.

(8)
The information as to Eaton Vance Management is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2015, filed with the SEC pursuant to Section 13(d) of the Exchange Act.

(9)
Mr. Hagge shares the power to vote and dispose of 9,438 shares.

(10)
Mr. Harris shares the power to vote and dispose of 140,341 shares.

(11)
Dr. Smith shares the power to vote and dispose of 3,907 shares.

(12)
Includes 153,686 shares as to which voting and disposing power is shared other than with directors and executive officers of AptarGroup.

TRANSACTIONS WITH RELATED PERSONS

        AptarGroup or one of our subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include our executive officers, directors, nominees for directors, a beneficial owner of more than 5% of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as "related person transactions." Each related person transaction must be approved or ratified in accordance with AptarGroup's written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each member of the Audit Committee is considered a "disinterested" director and therefore are approving related person transactions from this perspective.

        The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

  •
  the size of the transaction and the amount payable to a related person;

  •
  the nature of the interest of the related person in the transaction;

  •
  whether the transaction may involve a conflict of interest; and

  •
  whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

        The following are not considered Related Party Transactions:

  •
  executive officer or director compensation which has been approved by the Compensation Committee of the Board of Directors;

  •
  indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company;

  •
  indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business; and

  •
  any transaction in which a person is deemed a Related Person solely on the basis of such person's equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis.

        Pursuant to this policy, the Audit Committee approves or ratifies all related person transactions, including those involving NEOs and directors.

        Peter Pfeiffer, one of our directors, owns 20% of Eckert & Caine, a provider of software and consulting services to AptarGroup. Mr. Pfeiffer is also on the advisory board of this company. In 2013, Mr. Pfeiffer made a loan to Eckert & Caine of approximately $199,000. In 2014, Mr. Pfeiffer advanced additional funds to Eckert & Caine in connection with this loan. The current amount due to Mr. Pfeiffer on the loan is approximately $319,000. In 2015,

AptarGroup purchased approximately $13,000 of software and consulting services from Eckert & Caine.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon a review of reports and written representations furnished to it, AptarGroup believes that during 2015 all filings with the SEC by its executive officers and directors and beneficial owners of more than 10% of its common stock complied with requirements for reporting ownership and changes in ownership of AptarGroup's common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

        Management is responsible for AptarGroup's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of AptarGroup's consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee's responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of AptarGroup.

        During the course of the fiscal year ended December 31, 2015, management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Audit Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Audit Committee provided advice to management during this process.

        The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 16, as amended (Communications with Audit Committees), as adopted by the Public Accounting Oversight Board ("PCAOB").

        In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm's communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from AptarGroup and AptarGroup's management. In considering the independence of AptarGroup's independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under "Proposal 4—Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2016".

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in AptarGroup's Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Audit Committee
Maritza Gomez Montiel (Chair) King Harris Andreas C. Kramvis

OTHER MATTERS

Proxy Solicitation

        AptarGroup will pay the cost of soliciting proxies for the annual meeting. AptarGroup also reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of AptarGroup and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

        AptarGroup's Annual Report/Form 10-K for the year ended December 31, 2015 is available on the Internet along with this proxy statement. Stockholders can refer to the report for financial and other information about AptarGroup, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10-K), you should follow the instructions for requesting such materials included in the Notice.

Stockholder Proposals and Nominations

        The 2017 annual meeting of stockholders is expected to be held on May 3, 2017. In order to be considered for inclusion in AptarGroup's proxy materials for the 2017 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals must be received by our Secretary at AptarGroup's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by November 22, 2016. Stockholders who intend to present a proposal or nominate a director at our 2017 annual meeting of stockholders without seeking to include a proposal in our proxy statement must provide our Secretary with notice of the proposal or nomination at AptarGroup's principal executive offices on or after February 3, 2017 and on or prior to March 5, 2017. A stockholder proposal or nomination must include the information requirements set forth in AptarGroup's Bylaws. Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee must send such recommendation to the Secretary at the address set forth above no later than November 22, 2016 and include with such recommendation any information that would be required by the Company's Bylaws if the stockholder were making the nomination directly.

By Order of the Board of Directors,

Robert W. Kuhn
Secretary

Crystal Lake, Illinois
March 22, 2016

APPENDIX A

APTARGROUP, INC.
2016 EQUITY INCENTIVE PLAN

        1.    Purpose.    The purpose of the AptarGroup, Inc. 2016 Equity Incentive Plan (the "Plan") is to promote the long-term financial interests of the Company and its Affiliates by (a) attracting and retaining employees and non-employee directors, (b) motivating award recipients by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations and (d) furthering the identity of interests of award recipients with those of the stockholders of the Company.

        2.    Definitions.    The following definitions are applicable to the Plan:

        (a)   "Affiliate" means (a) any subsidiary and (b) any other entity in which the Company has a direct or indirect equity interest which is designated an "Affiliate" by the Committee.

        (b)   "Board of Directors" means the Board of Directors of the Company.

        (c)   "Change in Control" has the meaning specified in Appendix A to the Plan.

        (d)   "Code" means the Internal Revenue Code of 1986, as amended.

        (e)   "Committee" means the Compensation Committee or other committee of the Board of Directors which, pursuant to Section 3, has authority to administer the Plan.

        (f)    "Common Stock" means Common Stock, par value $.01 per share, of the Company.

        (g)   "Company" means AptarGroup, Inc., a Delaware corporation, and its successors.

        (h)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (i)    "Market Value" on any date means the closing price of Common Stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date which was a trading date).

        (j)    "participant" means any non-employee director of the Board or employee of the Company or an Affiliate who has been granted an Award pursuant to the Plan.

        (k)   "performance goals" means the objectives established by the Committee which shall be satisfied or met during the applicable performance period as a condition to a participant's receipt of all or a part of a performance-based award under the Plan. With respect to any Award intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the applicable performance goals shall be tied to one or more of the following objective corporate-wide or Affiliate, business segment, division, operating unit or individual measures:

          (i)    Profitability Measures: (1) earnings per share, (2) earnings before interest and taxes ("EBIT"), (3) earnings before interest, taxes, depreciation and amortization ("EBITDA"), (4) business segment income, (5) net income, (6) operating income, (7) revenues, (8) profit margin, (9) cash flow(s) and (10) expense reduction;

          (ii)   Capital Return Measures: (1) return on equity, (2) return on assets, (3) return on invested capital, (4) EBIT to capital ratio, (5) EBITDA to capital ratio, (6) business segment income to business segment capital ratio, (7) working capital ratios and (8) total shareholder return; and

          (iii)  Other Performance Measures: (1) successful implementation of strategic initiatives relating to cost reduction, revenue production and/or productivity improvement, and (2) successful integration of acquisitions.

        Each such goal may be measured (A) on an absolute or relative basis; (B) on a pre-tax or post-tax basis or (C) comparatively with current internal targets, the past performance of the Company (including the performance of one or more Affiliates, business segments, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders' equity, shares outstanding, assets or net assets, or any combination thereof. If the Committee desires that compensation payable pursuant to any Award subject to performance goals be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the performance goals (x) shall be established by the Committee no later than 90 days after the beginning of the applicable performance period (or such other time designated by the Internal Revenue Service) and (y) shall satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such performance goals be stated in terms of an objective formula or standard. With respect to participants who are not covered employees and who, in the Committee's judgment, are not likely to be covered employees at any time during the applicable performance period or during any period in which an Award may be paid following a performance period, the performance goals may consist of any objective or subjective corporate-wide or Affiliate, division, operating unit or individual measures, whether or not listed herein.

        (l)    "performance period" means the time period during which the performance goals applicable to a performance-based award must be satisfied or met.

        (m)  "Rule 16b-3" means such rule adopted under the Securities Exchange Act of 1934, as amended, or any successor rule.

        (n)   "subsidiary" means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

        3.    Administration.    The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Committee, shall constitute the acts of the Committee.

        Subject to the limitations of the Plan, the Committee shall have full authority and discretion: (1) to select participants, (2) to make Awards in such forms and amounts as it shall determine, (3) to impose such limitations, restrictions and conditions upon such Awards as it shall deem appropriate, (4) to approve the forms to carry out the purposes and provisions of the Plan, (5) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (6) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any Award granted hereunder and (7) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, except for any adjustment pursuant to Section 7(b), neither the Board of Directors nor the Committee shall without the approval of stockholders (i) amend the terms of outstanding Awards to reduce the exercise price of outstanding stock options or SARs, (ii) cancel outstanding stock options or SARs in exchange for cash, other Awards or stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs, or (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange.

        The Committee's determinations on matters within its authority shall be final, binding and conclusive. The Committee may delegate any of its authority hereunder to such persons as it deems appropriate, except to the extent that any such delegation will prevent an Award from complying with Rule 16b-3 or, in the case of an Award that is intended to constitute "qualified performance-based compensation" under such Section 162(m) of the Code, from satisfying the conditions of Section 162(m) of the Code.

        4.    Shares Subject to Plan.    Subject to adjustment as provided in Section 7(b), 4,000,000 shares of Common Stock shall be available for Awards under the Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding Awards. Any shares of Common Stock that are subject to Awards of stock options or SARs shall be counted against this limit as one (1) share of Common Stock for every one (1) share of Common Stock granted (with the full number of shares of Common Stock subject to an SAR being counted rather than only the net shares granted). Any shares of Common Stock that are subject to Awards other than stock options or SARs shall be counted against this limit as four-and-eighteen one-hundredths (4.18) shares of Common Stock for every one (1) share of Common Stock granted. To the extent that shares of Common Stock subject to an outstanding award granted under either this Plan or any equity compensation plan previously maintained by the Company on behalf of employees or non-employee directors are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (except in the case of an option to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of a tandem SAR) or (ii) the cash settlement of such award, then such shares of Common Stock shall again be available under the Plan (using the same formula used to count the award against the share limit as set forth above). Shares of Common Stock shall not again be available under the Plan (i) if tendered to satisfy all or a portion of tax withholding obligations relating to such Award, (ii) if withheld to pay the exercise price of stock options or SARs awarded hereunder or (iii) if repurchased by the Company on the open market with the proceeds of an option exercise. Shares of Common Stock available under the Plan may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

To the extent required by Section 162(m) of the Code and the rules and regulations thereunder, the maximum number of shares of Common Stock subject to all options, SARs, performance-based restricted stock, and performance-based restricted stock units that in each case are granted during any calendar year to any person shall be 500,000, subject to adjustment as provided in Section 7(b); provided, however, that the per person limit set forth in this sentence shall be multiplied by two for Awards granted to a participant in the year in which such participant's employment with the Company commences. The aggregate grant date fair value of shares of Common Stock that may be granted during any fiscal year of the Company to any non-employee director shall not exceed $350,000; provided, however, that (i) the limit set forth in this sentence shall be multiplied by two in the year in which a non-employee director commences service on the Board of Directors and (ii) the limit set forth in this sentence shall not apply to Awards made pursuant to an election to receive the Award in lieu of all or a portion of fees received for service on the Board of Directors or any committee thereunder.

        5.    Eligibility.    Participants in this Plan shall consist of such employees and non-employee directors and persons expected to become employees and non-employee directors of the Company and its Affiliates as the Committee in its sole discretion may select from time to time. The Committee's selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Award agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by an Affiliate, and references to employment shall include service as a non-employee director. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence.

        6.    Awards.    The Committee may grant to eligible employees and non-employee directors, in accordance with this Section 6 and the other provisions of the Plan, stock options, stock appreciation rights ("SARs"), restricted stock and restricted stock units (each, an "Award" and, collectively, the "Awards").

        (a)   Options.

        (1)   Options granted under the Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code or any successor provision, or in such other form consistent with the Plan, as the Committee may determine; except that, so long as so provided in such Section 422, no ISO may be granted under the Plan to any employee of an Affiliate which is not a subsidiary corporation (as such term is used in subsection (b) of Section 422 of the Code) of the Company or any non-employee director. To the extent that the aggregate Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as ISOs are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute nonqualified stock options.

        (2)   The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of Market Value on the date of the grant; provided that if an ISO is granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary) (a "Ten Percent Holder"), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Market Value) required by the Code in order to constitute an ISO.

        (3)   Subject to the minimum vesting requirements of Section 6(f), each option shall be exercisable at such time or times as the Committee shall determine at grant, provided that no option shall be exercised later than 10 years after its date of grant; provided that if an ISO shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant.

        (4)   An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) in cash delivered by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (C) by delivery of previously owned whole shares of Common Stock (for which the optionee has good title, free and clear of all liens and encumbrances) having a Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered upon exercise of the option having an aggregate Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (E) a combination of (A), (C) and (D), in each case to the extent set forth in the agreement relating to the option, (ii) by executing such documents as the Company may reasonably request and (iii) if applicable, by surrendering to the Company any tandem SARs which are cancelled by reason of the exercise of the option. The Committee shall have sole discretion to disapprove of an election pursuant to clauses (B), (C), (D) or (E), except that the Committee may not disapprove of an election made by a participant subject to Section 16 of the Exchange Act. No shares of Common Stock shall be issued or delivered until the full purchase price therefore and any withholding taxes have been paid (or arrangement made for such payment to the Company's satisfaction). No dividends, or dividend equivalents, shall be paid on any options.

        (5)   Except as otherwise provided by the Committee at the time of grant, upon a termination of employment for any reason during the vesting period the portion of the option still subject to vesting provisions shall be forfeited by the participant.

        (b)   SARs.

        (1)   An SAR shall entitle its holder to receive from the Company, at the time of exercise or settlement of such right, an amount equal to the excess of Market Value (at the date of exercise) over a base price fixed by the Committee multiplied by the number of SARs which the holder is exercising or which are being settled. SARs may be tandem with any previously or contemporaneously granted option or independent of any option. The base price of a tandem SAR shall be the option price of the related option. The base price of an independent SAR shall be fixed by the Committee at not less than 100% of the Market Value of a share of Common Stock on the date of grant of the SAR. The amount payable may be paid by the Company in Common Stock (valued at its Market Value on the date of exercise) or, to the extent provided in the Award agreement, cash or a combination thereof. No dividends, or dividend equivalents, shall be paid on any SAR.

        (2)   Subject to the minimum vesting requirements of Section 6(f), each SAR shall be exercisable at such time or times as the Committee shall determine at grant, provided that no SAR shall be exercised later than 10 years after its date of grant.

        (3)   An SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs then being exercised and (ii) by executing such documents as the Company may reasonably request. To the extent a tandem SAR is exercised or settled, the related option will be cancelled and to the extent the related option is exercised, the tandem SAR will be cancelled.

        (4)   Except as otherwise provided by the Committee at the time of grant, upon a termination of employment for any reason during the vesting period the portion of the SAR still subject to vesting provisions shall be forfeited by the participant.

        (c)   Restricted Stock.

        (1)   The Committee may award to any participant shares of Common Stock, subject to this Section 6(c) and such other terms and conditions as the Committee may prescribe (such shares being called "restricted stock"). During the restriction period, the shares of restricted stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates for restricted stock shall be registered in the name of the participant or a nominee of the Company and deposited, together with a stock power endorsed in blank if requested by the Company, with the Company.

        (2)   Subject to the minimum vesting requirements of Section 6(f), there shall be established for each restricted stock award a restriction period (the "restriction period") of such length as shall be determined by the Committee. A restricted stock award may be subject to such other conditions to vesting, including performance goals, as the Committee shall establish. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the participant shall have all the rights of a holder of Common Stock as to such restricted stock; provided, however, that any distributions, including regular cash dividends, payable on the

Common Stock during the restriction period or the performance period, as the case may be, shall be subject to the same restrictions as the shares of restricted stock with respect to which such distribution was made. Upon the lapse of all restrictions on a restricted stock award, the Company shall remove the restrictions on any certificates held in book entry form pursuant to Section 6(c)(1) or deliver to the participant (or the participant's legal representative or designated beneficiary) the certificates deposited pursuant to Section 6(c)(1).

        (3)   Except as otherwise provided by the Committee at the time of grant, upon a termination of employment for any reason during the restriction period all shares still subject to restriction shall be forfeited by the participant.

        (d)   Restricted Stock Units.

        (1)   The Committee may award to any participant restricted stock units ("restricted stock units"), subject to this Section 6(d) and such other terms and conditions as the Committee may prescribe. Upon termination of the restrictions related thereto, each restricted stock unit shall be converted into one share of Common Stock or, in lieu thereof and to the extent provided in the applicable Award agreement, the Market Value of such share of Common Stock in cash.

        (2)   Subject to the minimum vesting requirements of Section 6(f), there shall be established for each restricted stock unit award a restriction period (the "restricted stock unit restriction period") of such length as shall be determined by the Committee. A restricted stock unit award may be subject to such other conditions to vesting, including performance goals, as the Committee shall establish. Restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restricted stock unit restriction period. Upon the lapse of all restrictions on a restricted stock unit award, each restricted stock unit shall be settled by delivery of one share of Common Stock and the Company shall deliver to the participant (or the participant's legal representative or designated beneficiary) the certificates representing the number of shares of Common Stock.

        (3)   Prior to the settlement of a restricted stock unit award in shares of Common Stock, the holder of such Award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such Award. Holders of restricted stock units shall not be entitled to dividends, or dividend equivalents.

        (4)   Except as otherwise provided by the Committee at the time of grant, upon a termination of employment for any reason during the restricted stock unit restriction period all restricted stock units still subject to restrictions shall be forfeited by the participant.

        (e)   Qualified Performance-Based Awards.

        With respect to any Award granted under the Plan that is intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code:

        (1)   In no event shall any participant receive a payment with respect to any such Award if the minimum threshold performance goals requirement applicable to the payment is not achieved during the performance period. No dividends, or dividend equivalents, shall be paid on any unvested performance-based Awards.

        (2)   The Committee retains sole discretion to reduce the amount of or eliminate any payment otherwise payable to a participant with respect to any Award. The Committee may exercise such discretion by establishing conditions for payments with respect to Awards in addition to the performance goals, including the achievement of financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate.

        (3)   The performance goals for any given performance period shall be determined in accordance with generally accepted accounting principles ("GAAP") and in a manner consistent with the methods used in the Company's audited consolidated financial statements, to the extent applicable, without regard to (a) extraordinary or other nonrecurring or unusual items, as determined by the Company's independent public accountants in accordance with GAAP, (b) changes in accounting, as determined by the Company's independent public accountants in accordance with GAAP, or (c) special charges, such as restructuring or impairment charges, unless, in each case, the Committee decides otherwise during the first 90 days after the beginning of the performance period or, if earlier, the date on which 25% of the performance period has been completed and in accordance with Section 162(m) of the Code. Following the conclusion of each performance period and prior to the payment or settlement of an Award, the Committee shall determine and certify in writing the extent to which performance goals have been attained.

        (f)    Minimum Vesting and Performance Period Requirements.    The Committee shall determine the vesting schedule and performance period, if applicable, for each Award; provided that no Award shall become exercisable or vested prior to the one-year anniversary of the date of grant and no performance period shall be less than one (1) year; provided, however, that, such restrictions shall not apply to Awards granted under this Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for Awards under this Plan. Notwithstanding the foregoing, the Board of Directors or Committee may provide that all or a portion of the shares subject to such Award shall vest immediately upon a Change in Control or may provide in any agreement relating to an Award that an Award shall vest immediately or, alternatively, continue to vest in accordance with the vesting schedule but without regard to the requirement for continued employment or service, including in the case of a termination without cause, constructive discharge or termination due to death, disability, or retirement.

        (g)   Deferral of Awards.    The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any Award (other than Awards of ISOs, stock options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code. Payment of deferred amounts may be in cash, Common Stock or a combination thereof, as the Committee may determine. Deferred amounts shall be considered an Award under the Plan. The Committee may establish a trust or trusts to hold deferred amounts or any portion thereof for the benefit of participants.

        (h)   Surrender.    If so provided by the Committee at the time of grant, an Award may be surrendered to the Company on such terms and conditions, and for such consideration, as the Committee shall determine.

        7.    Miscellaneous Provisions.

        (a)   Nontransferability.    No Award under the Plan shall be transferable other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) a transfer of stock options without value to a "family member" (as defined in Form S-8) if approved by the Committee. Except to the extent permitted by the foregoing sentence, each Award may be exercised or received during the participant's lifetime only by the participant or the participant's legal representative or similar person. Except as permitted by the second preceding sentence, no Award shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void. For the sake of clarity, no Award may be transferred by a participant for value or consideration.

        (b)   Adjustments.    In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a share dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding stock option and SAR (including the number and class of securities subject to each outstanding stock option or SAR and the purchase price or base price per share), the terms of each outstanding restricted stock Award and restricted stock unit Award (including the number and class of securities subject thereto), the maximum number of securities with respect to which shares of Common Stock that may be awarded during any fiscal year of the Company to any one Participant shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding stock options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

        (c)   Tax Withholding.    The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an Award, payment by the holder of such Award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An agreement relating to an Award may provide that (1) the Company shall withhold cash or whole shares of Common Stock which would otherwise be delivered upon exercise or settlement of the Award having, in the case of Common Stock, an aggregate Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Award (the "Tax Date") in the amount necessary to satisfy any such obligation or (2) the holder of the Award may satisfy any such obligation by any of the following means: (i) a cash payment to the Company, (ii) in the case of an option a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (iii) delivery to the Company of previously owned whole shares of Common Stock (for which the holder has good title, free and clear of all liens and encumbrances) having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iv) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered upon exercise or settlement of the Award having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, or (v) any combination of (i), (iii) and (iv), in each case to the extent set forth in the agreement relating to the Award; provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to clauses (ii) through (v), except that the Committee may not disapprove of an election made by a participant subject to Section 16 of the Exchange Act. Shares of Common Stock to be delivered or withheld may not have an aggregate Market Value in excess of the minimum amount required to be withheld. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

        (d)   Listing and Legal Compliance.    The Committee may suspend the exercise or payment of any Award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee

        (e)   Beneficiary Designation.    To the extent permitted by the Company, participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefits. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Company, and will be effective only when filed by the participant in writing with the Company during the participant's lifetime. In the absence of any such designation, benefits remaining unpaid at a participant's death shall be paid to the participant's estate.

        (f)    Rights of Participants.    Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any participant's employment or service at any time, nor confer upon any participant any right to continue in the employ or service of the Company or any Affiliate for any period of time or to continue his or her present or any other rate of compensation. No employee or non-employee director shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

        (g)   Foreign Employees.    Without amending this Plan, the Committee may grant Awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Affiliates operates or has employees.

        (h)   Amendment.    The Committee may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code. No amendment may materially impair the rights of a holder of an outstanding Award without the consent of such holder.

        (i)    Governing Law.    This Plan, each Award hereunder and the related Award agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

        (j)    Awards Subject to Clawback.    The Awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an Award shall be subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by applicable law.

        8.    Effective Date and Term of Plan.    The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting of stockholders, shall become effective on the date of such approval. In the event that the Plan is not approved by the stockholders of the Company, the Plan and any outstanding Awards shall be null and void. The Plan shall terminate ten years after its effective date, unless terminated earlier by the Board or Committee; provided, however, that no ISOs shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board of Directors. Termination of the Plan shall not affect the terms or conditions of any Award granted prior to termination.

        As adopted by the Board of Directors on February 25, 2016

Appendix A to the Plan

"Change in Control" shall mean:

        (1)   the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Appendix A shall be satisfied; and provided, further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Company Common Stock or more than 50% of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

        (2)   individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided, further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

        (3)   consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of such corporation or more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

        (4)   consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock thereof and 50% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock thereof or more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 4, 2016. Meeting Information APTARGROUP, INC. Meeting Type: Annual Meeting For holders as of: March 10, 2016 Date: May 4, 2016 Time: 9:00 AM Location: Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. APTARGROUP, INC. 475 WEST TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014 E02411-P75948-Z67403 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX XXXX . XXXX XXXX XXXX XXXX Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 20, 2016 to facilitate timely delivery. How To Vote E02412-P75948-Z67403 Please Choose One of the Following Voting Methods Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. . XXXX XXXX XXXX XXXX

Voting Items The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Alain Chevassus 02) Stephen J. Hagge 03) Giovanna Kampouri Monnas The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. Advisory vote to approve executive compensation 3. Approval of the 2016 Equity Incentive Plan 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2016 NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP, INC., PLEASE CALL 1-815-477-0424. E02413-P75948-Z67403

E02414-P75948-Z67403

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com *** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to vote and to request electronic delivery (e-mail) of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to enter your vote. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by AptarGroup, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery (e-mail), please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can e-mail us at investorrelations@aptar.com to request future electronic delivery. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. APTARGROUP, INC. 475 WEST TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014 E02405-P75948-Z67403 APTARGROUP, INC. Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) Alain Chevassus 02) Stephen J. Hagge 03) Giovanna Kampouri Monnas For Against Abstain The Board of Directors recommends you vote FOR proposals 2, 3 and 4. ! ! ! 2. Advisory vote to approve executive compensation ! ! ! 3. Approval of the 2016 Equity Incentive Plan ! ! ! 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2016 NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP, INC., PLEASE CALL 1-815-477-0424. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E02406-P75948-Z67403 APTARGROUP, INC. Annual Meeting of Stockholders May 4, 2016 9:00 AM This proxy is solicited by the Board of Directors Robert W. Kuhn and Matthew J. DellaMaria, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc., to be held on May 4, 2016 and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR ALL Director Nominees, and FOR proposals 2, 3 and 4. This proxy revokes any proxy previously given. Continued and to be signed on reverse side